Filed pursuant to Rule 424(b)(5)
File No. 333-137106, 333-137106-01

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
$650,000,000 8.125% Notes due 2018	$650,000,000	$25,545

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Prospectus Supplement

(To Prospectus dated September 1, 2006)

CRH America, Inc.

$650,000,000 8.125% Notes due 2018

Fully, irrevocably and unconditionally guaranteed by

CRH plc

Interest payable January 15 and July 15

The notes will mature on July 15, 2018. Interest on the notes will accrue from July 23, 2008. The interest rate on the notes may be adjusted under the circumstances described under “Description of Notes — Interest Rate Adjustment.” The notes and guarantees will be unsecured and will rank equally with all other present and future unsecured and unsubordinated obligations of CRH America, Inc. and CRH plc.

We or CRH plc may redeem the notes in whole at any time or in part from time to time at the applicable redemption price as described in “Description of Notes — Optional Make-Whole Redemption” in this prospectus supplement. In addition, we or CRH plc may redeem the notes in whole if certain tax events occur. See “Description of Notes — Tax Redemption” in this prospectus supplement. If we undergo specific kinds of changes in control, we may be required to offer to repurchase the notes. See “Description of Notes — Change of Control Repurchase Event” in this prospectus supplement.

Application will be made to list the notes on the New York Stock Exchange. Trading of the notes on the New York Stock Exchange is expected to commence within 30 days after the initial delivery of the notes.

See “Risk Factors” beginning on page 3 of the attached prospectus and in CRH plc’s Annual Report on Form 20-F beginning on page 6 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and the attached prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts	Proceeds to Us (before expenses)
Per Note	99.963%	0.450%	99.513%
Total	$649,759,500	$2,925,000	$646,834,500

We expect delivery of the notes through the facilities of The Depository Trust Company and its direct and indirect participants (including Euroclear and Clearstream, Luxembourg) will be made to investors on or about July 23, 2008. The underwriters are offering the notes subject to various conditions.

Bookrunners
Citi		JPMorgan
Barclays Capital		BNP PARIBAS
Senior Co-Managers
RBS Greenwich Capital		UBS Investment Bank
Co-Managers
Banc of America Securities LLC		Davy
ING Wholesale		Rabo Securities USA, Inc.

July 16, 2008

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

In this prospectus supplement, the terms “we”, “our” and “us” refer to CRH America, Inc. CRH plc and its consolidated subsidiaries taken together are referred to as “CRH”. CRH America, Inc. offers debt securities using this prospectus supplement. CRH plc acts as the guarantor for offerings by CRH America, Inc. using this prospectus supplement.

FORWARD-LOOKING STATEMENTS

In order to utilize the “Safe Harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, CRH is providing the following cautionary statement.

This prospectus supplement, which includes the documents incorporated by reference, and the attached prospectus contain certain forward-looking statements with respect to the financial condition, results of operations and business of CRH and certain of the plans and objectives of CRH with respect to these items. These statements may generally, but not always, be identified by the use of words such as “anticipates”, “should”, “expects”, “estimates”, “believes” or similar expressions. In particular, among other statements, certain statements in the 2007 20-F (as defined herein) in “Item 4 — Information on the Company” with regard to management objectives, trends in market shares, market standing and product volumes, in “Item 3 — Key Information — Dividends” and in “Item 8 — Financial Information — Dividends” with regard to future dividends, the statements in “Item 5 — Operating and Financial Review and Prospects” with regard to trends in results of operations, margins, governmental policies and spending, overall market and macro-economic trends, in particular under the headings “Outlook 2008 —” on pages 32, 35, 39 and 42 and “Trend Information — 2008” on page 64, and statements in “Item 11— Quantitative and Qualitative Disclosures about Market Risk”, with regard to risk management, interest and exchange risk are all forward-looking in nature. By their nature, forward-looking statements involve risk and uncertainty because they reflect the Company’s current expectations and assumptions as to future events and circumstances that may not prove accurate. A number of material factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements including those discussed in “Item 3 — Key Information — Risk Factors” and in “Item 5 — Operating and Financial Review and Prospects” in the 2007 20-F, and under the heading “Risk Factors” in the attached prospectus.

WHERE YOU CAN FIND MORE INFORMATION ABOUT CRH

CRH plc files, on Form 6-K, special reports and other information with the SEC. CRH plc also files its annual report on Form 20-F with the SEC. You may read and copy any document that CRH plc files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. The SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov/. CRH plc’s ordinary shares are listed on the Irish Stock Exchange and the London Stock Exchange and, since March 31, 2006, CRH plc’s American depositary shares, representing ordinary shares of CRH plc, are quoted on the New York Stock Exchange. You can consult reports and other information about CRH plc that it has filed pursuant to the rules of the New York Stock Exchange, the Irish Stock Exchange and the London Stock Exchange at those exchanges.

The SEC allows us and CRH plc to incorporate by reference in its prospectus supplement information contained in documents that CRH plc files with them. This means that we and CRH plc can disclose important information to you by referring to these documents. The information that we and CRH plc incorporate by reference is an important part of this prospectus supplement and the attached prospectus. We and CRH plc incorporate by reference in this prospectus supplement the following documents and any future filings that we or CRH plc make with the SEC under Sections 13(a), 13(c)

and 15(d) of the Securities Exchange Act of 1934, as amended, until we and CRH plc complete the offerings using this prospectus supplement and the attached prospectus:

•	Annual Report of CRH plc on Form 20-F for the period ended December 31, 2007 (the “2007 20-F”) dated May 13, 2008.

•	Report on Form 6-K of CRH plc dated May 22, 2008, which indicates on its cover that it is incorporated by reference.

•	Report on Form 6-K of CRH plc dated June 26, 2008, which indicates on its cover that it is incorporated by reference.

•	Report on Form 6-K of CRH plc dated July 8, 2008, which indicates on its cover that it is incorporated by reference.

•

Reports on Form 6-K of CRH plc furnished to the SEC after the date of this prospectus supplement, but only to the extent that the forms expressly state that we incorporate them by reference in this prospectus supplement.

The information CRH plc files with the SEC, including future filings, automatically updates and supersedes information in documents filed at earlier dates. All information appearing in this prospectus supplement is qualified in its entirety by the information and financial statements, including the notes, contained in the documents that we and CRH plc incorporate by reference in this prospectus supplement.

CRH plc’s 2007 Form 20-F contains a summary description of CRH’s business and audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with international financial reporting standards as issued by the International Accounting Standards Board. We refer to these accounting principles as IFRS in this prospectus supplement and the attached prospectus.

You may request a copy of the filings referred to above, excluding the exhibits to such filings, at no cost, by writing or telephoning CRH plc at the following address:

CRH plc

Belgard Castle

Clondalkin, Dublin 22

Ireland

Tel. No.: 011 353 1 404 1000

You should rely only on the information that we and CRH plc incorporate by reference or provide in this prospectus supplement or the accompanying prospectus. Neither we nor CRH plc have authorized anyone to provide you with different information. We are not making an offer of these debt securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

SUMMARY

This summary does not contain all of the information that is important to you. You should read carefully the entire prospectus supplement and attached prospectus, and the documents incorporated by reference herein, for more information on this offering and CRH.

The Company and the Guarantor

CRH plc is the parent company for an international group of companies, including CRH America, Inc., with operations in 33 countries engaged in the manufacture and supply of a wide range of building materials and in the operation of builders’ merchanting and “Do-It-Yourself” stores. CRH’s strategy is based on focusing on its core businesses in building materials; developing regional market leadership positions; reinvesting in existing assets and people; acquiring well-run, value-creating businesses and seeking exposure to new development opportunities all in order to maintain and develop a balanced portfolio, while creating potential for future growth. CRH plc is incorporated in Ireland and has its principal executive offices at Belgard Castle, Clondalkin, Dublin 22, Ireland, Tel. No.: 011 353 1 404 1000.

You can find a more detailed description of CRH’s business in CRH plc’s 2007 20-F and other documents incorporated by reference into this prospectus supplement.

The Offering

Issuer	CRH America, Inc.

Guarantor	CRH plc

Notes	$650,000,000 initial principal amount of 8.125% Notes due 2018.

Guarantee	Full, irrevocable and unconditional guarantees of the principal, interest, premium, if any, and any other additional amounts payable in respect of the notes are given by CRH plc.

Maturity	We will repay the notes at 100% of their principal amount plus accrued and unpaid interest on July 15, 2018.

Interest Payment Dates	January 15 and July 15, commencing January 15, 2009.

Calculation of Interest	Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Interest Rate Adjustment	The interest rate payable on the notes will be subject to adjustments from time to time if Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services downgrades (or if either subsequently upgrades) the rating on the notes as described under “Description of Notes — Interest Rate Adjustment.”

Issue Price	99.963%

Form and Denomination	We will issue the notes in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, or DTC. You will hold beneficial interests in the notes through DTC, and DTC and its direct and indirect participants (including Euroclear and Clearstream, Luxembourg) will record your beneficial interest on their books. We will not issue certificated notes except in the limited circumstances that we explain in this prospectus supplement. Settlement of the notes will occur through DTC in same day funds.

Further Issues	We may from time to time without the consent of the holders of notes create and issue further notes having the same terms and conditions as the notes so that the further issue is consolidated and forms a single series with the notes, provided that for U.S. federal income tax purposes the further issue will be a “qualified reopening,” or the new notes will not be issued with more than a de minimis amount of original issue discount.

Optional Make-Whole Redemption	The notes will be redeemable at our option or at the option of CRH plc, in whole at any time or in part from time to time. See “Description of Notes — Optional Make-Whole Redemption” in this prospectus supplement. Upon redemption, we or CRH plc will pay a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to the date of redemption and (2)(a) the sum of the present values of the remaining scheduled payments of principal and interest on such notes (excluding any interest accrued as of the date of the redemption) plus (b) accrued and unpaid interest to the date of redemption. The present value will be determined by discounting the remaining principal and interest payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using the Treasury Rate (as defined on page S-13 of this prospectus supplement) plus 50 basis points. See “Description of Notes — Optional Make-Whole Redemption” in this prospectus supplement.

Tax Redemption

In the event of various tax law changes that would require CRH plc to pay additional amounts as described in the attached prospectus under “Description of the Debt Securities and Guarantees We and CRH plc May Offer — Payment of Additional Amounts”, we or CRH plc may call all, but not less than all, of the notes for redemption. We discuss our ability to redeem the notes in greater detail in the attached prospectus under “Description of the Debt Securities and Guarantees We and CRH plc May Offer — Special Situations — Optional Tax Redemption”.

Risk Factors	You should carefully consider all of the information in this prospectus supplement and the attached prospectus, which includes information incorporated by reference. In particular, you should evaluate the specific factors under “Risk Factors” beginning on page 3 of the attached prospectus and beginning on page 6 of the 2007 20-F for risks involved with an investment in the notes.

Use of Proceeds	We and CRH plc estimate that the net proceeds, after underwriting discounts and commissions and estimated offering expenses and reimbursement by the underwriters, from the sale of the notes will be $646,184,500. CRH expects to use the proceeds to repay outstanding debt due to mature in 2009. The lenders of the debt to be repaid include affiliates of the bookrunners for this Offering.

Change of Control Repurchase Event	If a change of control repurchase event occurs, unless we or CRH plc have exercised our right to redeem the notes in full as described above, we will make an offer to each holder of notes to repurchase all or, at the holders’ option, any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase. See “Description of Notes — Change of Control Repurchase Event” in this prospectus supplement.

Listing	We will apply to list the notes on the New York Stock Exchange.

Trustee and Principal Paying Agent	The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank.

Ranking	The notes and guarantee are not secured by any of our or CRH plc’s property or assets and will rank equally with all of our and CRH’s other present and future unsecured and unsubordinated indebtedness.

Governing Law	The notes will be governed by the laws of the State of New York.

Date of Delivery	We currently anticipate that delivery of the notes will occur on or about July 23, 2008.

Anticipated Credit Ratings	Moody’s Investors Service, Inc.: Baa1 (stable)

Standard & Poor’s Ratings Services: BBB+ (negative outlook)

Fitch Ratings Ltd.: BBB+ (stable)

A security rating is not a recommendation to buy, sell or hold any securities. Ratings may be subject to revision or withdrawal at any time, and each rating should be evaluated independently of any other rating.

USE OF PROCEEDS

We and CRH plc estimate that the net proceeds, after underwriting discounts and commissions and estimated offering expenses and reimbursement by the underwriters, from the sale of the notes will be $646,184,500. CRH expects to use the proceeds to repay outstanding debt due to mature in 2009. The weighted average rate of interest, as of July 16, 2008, on the debt under the facilities that we may repay was 2.70% and the weighted average spread above LIBOR of such debt was 0.24%. The lenders of the debt under these credit facilities include affiliates of some of the bookrunners for this offering. The debt under the facilities that we may repay was incurred within one year from the date of this prospectus supplement. CRH used the proceeds from such debt to fund acquisitions, pay maturing debts under facilities and build up seasonal working capital.

CAPITALIZATION AND INDEBTEDNESS OF CRH PLC

The following table sets out the cash and liquid resources, capitalization and indebtedness on an historical basis of CRH plc at December 31, 2007, which have been calculated in accordance with IFRS, as adjusted for application of the net proceeds of the notes offered hereby (after deducting underwriting discounts and commissions, estimated expenses of the offering and reimbursement by the underwriters), as described under “Use of Proceeds”. Other than the changes noted below, there has been no material change in the consolidated capitalization of CRH plc since December 31, 2007.

	€ in millions	US$ in millions*	€ in millions Adjusted for this offering	US$ in millions* Adjusted for this offering
Bank loans and overdrafts due within one year	570	839	563	828
Loans due after more than one year	5,928	8,727	5,935	8,738

Total indebtedness**	6,498	9,566	6,498	9,566

Called up share capital:
Equity share capital	186	274	186	274
Non-equity share capital	1	1	1	1

Equity reserves:
Share premium account	2,401	3,535	2,401	3,535
Other reserves	(477)	(702)	(477)	(702)
Profit and loss account	5,843	8,601	5,843	8,601

Total shareholders’ funds	7,954	11,709	7,954	11,709

Total capitalization and indebtedness	14,452	21,275	14,452	21,275

*	Translations into U.S. dollars in this section are solely for convenience and are computed at the rate of €1.00 to U.S.$1.4721, the reference rate published by the European Central Bank on December 31, 2007. On July 15, 2008, the reference rate published by the European Central Bank was €1.00 to U.S.$1.5990.

**	As of December 31, 2007, neither CRH plc nor CRH America, Inc. had secured indebtedness outstanding. CRH plc has given letters of guarantee to secure obligations of consolidated subsidiary undertakings amounting to €6.2 billion at December 31, 2007 with respect to loans, bank advances and future lease obligations.

Exchange rate movements from December 31, 2007 to June 30, 2008 (based on the reference rates for the euro published by the European Central Bank) reduced total indebtedness by €0.3 billion and total shareholders’ funds by €0.2 billion.

Since December 31, 2007, CRH plc has spent more than €0.7 billion on development activity. This activity includes the acquisition of Ancon Building Products, announced on April 16, 2008, for £88 million (€109 million) and of a 45% interest in My Home Industries Limited that was announced on May 23, 2008 (the original announcement of a 50% shareholding for an estimated €290 million was made on March 20, 2008 and the acquisition of the remaining 5% will be completed in the second half of 2008).

A final dividend for 2007 of €0.48 per ordinary share was approved at the CRH plc Annual General Meeting on May 7, 2008 and paid to shareholders on May 12, 2008.

On January 3, 2008, CRH plc announced that its Board of Directors had decided to introduce a share repurchase program of up to 5% of the 547 million shares in issue at that time. Shares repurchased on CRH plc’s behalf under the program are held as treasury shares. As of June 30, 2008, CRH had repurchased approximately 14 million shares, equivalent to 2.6% of ordinary shares in issue at year-end 2007, at an average price of €24 per share.

On April 18, 2008, CRH Finance (U.K.) plc issued a seven-year £250 million Senior Unsecured Fixed Rate Note with a coupon rate of 8.25%. The proceeds of the issue were used to refinance existing facilities of CRH.

As disclosed in the CRH plc interim updating statement filed with the SEC on Form 6-K dated July 8, 2008 and incorporated by reference herein, CRH expects that profit before tax for the six-month period ending June 30, 2008 will be approximately €0.6 billion compared with €0.67 billion for the corresponding period in 2007. This first half profit should, after tax, add approximately €0.45 billion to total shareholders’ funds.

EXCHANGE RATES

The following table shows, for the period and dates indicated, the exchange rates for the euro, based on the Noon Buying Rate from the Federal Reserve Bank of New York, expressed in United States dollars per €1. The Noon Buying Rate on such dates differs from the rates used in the preparation of CRH plc’s consolidated financial statements as of such dates. No representation is made that the euro amounts have been, could have been or could be converted into United States dollars at exactly the Noon Buying Rate on such dates or any other dates.

Year ended December 31,	Period End	Average(*)	High	Low
2003	1.26	1.14	1.26	1.07
2004	1.35	1.25	1.36	1.18
2005	1.18	1.24	1.35	1.17
2006	1.32	1.27	1.33	1.19
2007	1.46	1.38	1.49	1.29
2008 (through July 15, 2008)**	1.59	1.58	1.59	1.56

Month
January 2008	1.48	1.47	1.49	1.46
February 2008	1.52	1.48	1.52	1.45
March 2008	1.58	1.55	1.58	1.52
April 2008	1.56	1.58	1.60	1.56
May 2008	1.56	1.56	1.58	1.54
June 2008	1.57	1.56	1.57	1.54
July 2008 (through July 15, 2008)**	1.59	1.58	1.59	1.56

*	The average of the Noon Buying Rate on the last day of each month during the period or in the case of monthly averages, the average of all days in the month.

**	The Noon Buying Rate on July 15, 2008 was €1.00 to U.S.$1.59.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes supplements the description of the general terms and provisions of the debt securities set forth in the attached prospectus. See “Description of Debt Securities and Guarantees We and CRH plc May Offer” in the attached prospectus. To the extent the following description is inconsistent with that set forth in the attached prospectus, the following description replaces that in the attached prospectus.

General

The notes are governed by a document called an indenture, a contract among us, CRH plc and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank. We may issue as many distinct series of notes under the indenture as we wish. We may also, from time to time, without your consent create and issue further notes having the same terms and conditions (other than the issue date, first interest accrual date and in certain cases, the first interest payment date) as the notes so that the further issue is consolidated and forms a single series with the notes, provided that for U.S. federal income tax purposes the further issue will be a “qualified reopening,” or the new notes will not be issued with more than a de minimis amount of original issue discount.

The notes will be issued in an initial aggregate principal amount of $650,000,000 and will mature on July 15, 2018. Book-entry interests in the notes will be issued, as described below under “Clearance and Settlement”, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will bear interest at the respective rates per annum shown on the cover page of this prospectus supplement, payable semi-annually on January 15 and July 15 of each year, commencing January 15, 2009. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months and will be paid to the persons shown on the register kept by The Bank of New York Mellon, at the close of business on January 1 and July 1 of each year. The notes and guarantee are governed by New York law.

The notes will be unsecured and unsubordinated indebtedness of CRH America, Inc. and will rank equally with all of our other present and future unsecured and unsubordinated indebtedness.

The notes will rank equally without any preference among themselves and with all of our present and future unsecured and unsubordinated indebtedness.

CRH plc will unconditionally and irrevocably guarantee on an unsubordinated basis the due and punctual payment of the principal, interest, premium, if any, and any other additional amounts payable in respect of the notes, when and as any such payments become due and payable, whether at maturity, upon redemption or declaration of acceleration, or otherwise. The guarantee of the notes will be unsecured, unsubordinated obligations of CRH plc. The guarantee will rank equally with all other present and future unsecured and unsubordinated indebtedness of CRH plc. Because CRH plc is a holding company, the notes will effectively be subordinated to any indebtedness of its subsidiaries.

We may at any time designate additional paying agents or rescind the designation of paying agents or approve a change in the office through which any paying agent acts.

Payment of principal of and interest on the notes, so long as the notes are represented by global securities, as discussed below, will be made in immediately available funds. Beneficial interests in the global securities will trade in the same-day funds settlement system of DTC and secondary market trading activity in such interests will therefore settle in same-day funds. We understand that secondary market trading between Euroclear and/or Clearstream, Luxembourg participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg.

Interest Rate Adjustment

The interest rate payable on the notes will be subject to adjustments from time to time if either Moody’s (as defined below) or S&P (as defined below) downgrades (or subsequently upgrades) the debt rating assigned to the notes, in the manner described below.

If the rating from Moody’s of the notes is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase from the interest rate payable on the notes on the date of their issuance by the percentage set forth opposite that rating:

Rating	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

If the rating from S&P of the notes is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase from the interest rate payable on the notes on the date of their issuance by the percentage set forth opposite that rating:

Rating	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

If at any time the interest rate on the notes has been adjusted upward and either Moody’s or S&P, as the case may be, subsequently increases its rating of the notes to any of the threshold ratings set forth above, the interest rate on the notes will be decreased such that the interest rate for the notes equals the interest rate payable on the notes on the date of their issuance plus the percentages set forth opposite the applicable ratings from the tables above in effect immediately following the increase. If Moody’s subsequently increases its rating of the notes to Baa3 or higher, and S&P increases its rating to BBB- or higher the interest rate on the notes will be decreased to the interest rate payable on the notes on the date of their issuance. In addition, the interest rate on the notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both rating agencies) if the notes become rated A3 and A- or higher by Moody’s and S&P, respectively (or one of these ratings if the notes are only rated by one rating agency).

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P, shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the notes be reduced to below the interest rate payable on the notes on the date of their issuance or (2) the total increase in the interest rate on the notes exceed 2.00% above the interest rate payable on the notes on the date of their issuance.

If either Moody’s or S&P ceases to provide a rating of the notes, any subsequent increase or decrease in the interest rate of the notes necessitated by a reduction or increase in the rating by the agency continuing to provide the rating shall be twice the percentage set forth in the applicable table above. No adjustments in the interest rate of the notes shall be made solely as a result of either Moody’s or S&P ceasing to provide a rating. If both Moody’s and S&P cease to provide a rating of the notes, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the notes on the date of their issuance.

Any interest rate increase or decrease described above will take effect from the first day of the interest period during which a rating change requires an adjustment in the interest rate.

If the interest rate payable on the notes is increased as described above, the term “interest,” as used in this prospectus supplement, will be deemed to include any such additional interest unless the context otherwise requires.

Optional Make-Whole Redemption

We or CRH plc may redeem the notes at our or its option in whole at any time or in part from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, together with accrued and unpaid interest on the principal amount of the notes to be redeemed to the date of redemption. In connection with such optional redemption the following defined terms apply:

•

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

•

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes. “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us or CRH plc to act as the “Independent Investment Banker”.

•

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding that redemption date, as set forth in the daily statistical release designated H.15 (519) (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker for the notes obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

•

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Barclays Capital Inc., BNP Paribas Securities Corp., and their respective successors and one other nationally recognized investment banking firm that is a Primary Treasury Dealer specified from time to time by us, provided, however, that if any of the foregoing shall cease to be a primary

U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), we or CRH plc shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

•

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

•

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption, provided, however, that, if that redemption date is not an interest payment date with respect to such notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. On and after any redemption date, interest will cease to accrue on the notes or any portion thereof called for redemption. On or before any redemption date, we or CRH plc shall deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If less than all the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate. The redemption price shall be calculated by the Independent Investment Banker and either us or CRH plc, and the trustee and any paying agent for the notes shall be entitled to rely on such calculation.

Payment of Additional Amounts

All payments by us of the principal or interest on the notes and all payments by CRH plc under the guarantees will be made free and clear of any withholding for taxes or any other governmental charge, unless such withholding is required by the laws of any jurisdiction where we or CRH plc are incorporated. In the event that CRH plc is required to withhold, CRH plc will be required, subject to certain exceptions, to pay you an additional amount so that the net amount you receive is the amount specified in the note to which you are entitled. No additional amounts will be payable in respect of any withholding for taxes or governmental charges imposed by the United States government or any political subdivision of the United States government or on payments by CRH America, Inc. Please see the attached prospectus under “Description of the Debt Securities and Guarantees We and CRH plc May Offer — Payment of Additional Amounts”.

Tax Redemption

In the event of various tax law changes after the date of this prospectus supplement and other limited circumstances that require CRH plc to pay additional amounts as described in the attached prospectus under “Description of the Debt Securities and Guarantees We and CRH plc May Offer — Payment of Additional Amounts”, we or CRH plc may call all, but not less than all, of the notes for redemption. This means we or CRH plc may repay the notes early. Our and CRH plc’s ability to redeem the notes is discussed in greater detail in the attached prospectus under “Description of the Debt Securities and Guarantees We and CRH plc May Offer — Special Situations — Optional Tax Redemption”. If we or CRH plc call the notes as a result of such tax law changes, we must pay 100% of their principal amount. We or CRH plc will also pay the holders accrued interest if we have not otherwise paid interest through the redemption date. Notes will stop bearing interest on the redemption date, even if the holders do not collect their money.

In either of the situations discussed above, we or CRH plc will give notice to DTC of any redemption we propose to make at least 30 days, but not more than 60 days, before the redemption date. Notice by DTC to participating institutions and by these participants to street name holders of indirect interests in the notes will be made according to arrangements among them and may be subject to statutory or regulatory requirements.

Change of Control Repurchase Event

If a change of control repurchase event occurs, unless we have exercised our right to redeem the notes in full as described above or have defeased the notes as described below, we will make an offer to each holder of the notes to repurchase all or, at the holder’s option, any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase. Within 30 days following any change of control repurchase event or, at our option, prior to any change of control, but after the public announcement of the change of control, we will give notice to each holder by providing a written notice to the Trustee at its Corporate Trust Office, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control repurchase event occurring on or prior to the payment date specified in the notice. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of the notes by virtue of such conflict.

On the change of control repurchase event payment date, we will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to our offer;

(2)	deposit with the trustee an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The trustee will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the notes upon a change of control repurchase event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all of the notes properly tendered and not withdrawn under its offer.

The term “below investment grade rating event” means the notes are downgraded to a rating that is below investment grade by both rating agencies (regardless of whether the rating prior to such downgrade was investment grade or below investment grade) on any date commencing 60 days prior to the first public announcement of any change of control or arrangement that could result in a change of control until the end of the 60-day period following public notice of the occurrence of a change of control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the rating agencies).

The term “change of control” means the occurrence of any of the following: (1) the acquisition (including in connection with a merger or consolidation) by any person or any persons acting in concert (as defined in section 1(3) of the Irish Takeover Panel Act, 1997), or any person or persons acting on behalf of any such person(s), (the “relevant person”) at any time of an interest (within the meaning of Part IV, Chapter 2 of the Companies Act, 1990) in (A) more than 50% of the issued ordinary share capital of CRH plc or (B) such number of shares in the issued share capital of CRH plc as carry more than 50% of the voting rights normally exercisable at a general meeting of CRH plc, provided that a change of control shall not be deemed to have occurred if all or substantially all of the shareholders of the relevant person are, or immediately prior to the event which would otherwise have constituted a change of control were, the shareholders of CRH plc with the same (or substantially the same) pro rata interests in the share capital of the relevant person as such shareholders have, or as the case may be, had, in the share capital of CRH plc; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of CRH plc’s assets and the assets of its subsidiaries, taken as a whole, to one or more “persons” (as defined in the Indenture) (other than us or one of our subsidiaries); or (3) the first day on which a majority of the members of CRH plc’s Board of Directors is composed of members who are not continuing directors.

The term “change of control repurchase event” means the occurrence of both a change of control and a below investment grade rating event.

The term “continuing director” means, as of any date of determination, any member of CRH plc’s Board of Directors who (1) was a member of such Board of Directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of CRH plc’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

The term “investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

The term “Moody’s” means Moody’s Investors Service Inc.

The term “rating agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act of 1934, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

The term “S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

Defeasance and Discharge

We and CRH plc may release ourselves from any payment or other obligations on the notes as described under “Description of the Debt Securities and Guarantees We and CRH plc May Offer — Covenants — Defeasance and Discharge” in the attached prospectus.

Governing Law

The notes and the guarantees will be governed by the laws of the State of New York.

Trustee

The trustee is The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank. See “Description of the Debt Securities that We and CRH plc May Offer — General” and “Description of the Debt Securities that We and CRH plc May Offer — Default and Related Matters” in the attached prospectus for a description of the trustee’s procedures and remedies available in the event of default.

This section summarizes the specific financial and legal terms of the notes that are more generally described under “Description of the Debt Securities and Guarantees We and CRH plc May Offer” in the prospectus attached to the back of this prospectus supplement. If anything described in this section is inconsistent with the terms described under “Description of the Debt Securities and Guarantees We and CRH plc May Offer” in the attached prospectus, you should consider the terms here to be the ones that prevail.

As a result of the transfer of JPMorgan Chase Bank’s corporate trust business to The Bank of New York Mellon effective October 1, 2006, The Bank of New York Mellon is currently the trustee under the Indenture. The trustee’s current address is The Bank of New York Mellon, 101 Barclay Street, Floor 4E, New York NY 10286. The Trustee will also serve as the principal paying agent for the notes.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES

The discussion below supplements the discussion under “Material U.S. Federal and Irish Tax Consequences” in the accompanying prospectus and is subject to the limitations and exceptions set forth therein.

We believe that, based on all facts and circumstances upon the issue date, it is significantly more likely than not that no downgrade of the debt rating that results in an interest rate adjustment, as described above, will occur. Therefore, we intend to take the position that the possibility of an increase in interest rate as a result of a downgrade of the debt rating should be disregarded for U.S. federal income tax purposes.

In addition, we believe that the possibility of a change of control repurchase event, as described above, is remote. Therefore, we intend to take the position that the possibility of a redemption at 101% of the principal amount as a result of a change of control repurchase event should be disregarded for U.S. federal income tax purposes.

Accordingly, assuming our position is respected, you should be taxed on the notes in accordance with the discussion under “Material U.S. Federal and Irish Tax Consequences” in the accompanying prospectus. Our position is not binding on the Internal Revenue Service (the “IRS”). If the IRS takes a contrary position, the notes may be treated as “contingent payment debt instruments”, and you should consult your tax advisor regarding the consequences of the notes being so treated.

You should be aware that the assumptions described in this section are solely for purposes of determining the tax treatment of the notes, and we provide no promise or representations that the debt rating of the notes will not be downgraded, or that a change of control repurchase event will not occur.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement standard provisions, referred to as the underwriting agreement and incorporated in the pricing agreement dated the date of this prospectus supplement and referred to as the pricing agreement, each of the underwriters has severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of notes set forth opposite the name of that underwriter:

Principal Amount of Notes
Year Notes
J.P. Morgan Securities Inc.	$162,500,000
Citigroup Global Markets Inc.	$146,250,000
Barclays Capital Inc.	$146,250,000
BNP Paribas Securities Corp.	$146,250,000
Greenwich Capital Markets, Inc.	$9,750,000
UBS Securities LLC	$9,750,000
Banc of America Securities LLC	$7,313,000
ING Financial Markets LLC	$7,313,000
J&E Davy	$7,312,000
Rabo Securities USA, Inc.	$7,312,000

Total	$650,000,000

Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Barclays Capital Inc. and BNP Paribas Securities Corp. are the bookrunners for this offering of notes.

The underwriting agreement and the pricing agreement provide that the obligations of the several underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters initially propose to offer the notes to investors at the public offering prices that appear on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price less a concession not in excess of 0.25% of the principal amount of the notes. In addition, the underwriters may allow, and those dealers may reallow, a concession not in excess of 0.125% of the principal amount of the notes. After the initial public offering, the underwriters may change the public offering prices and any other selling terms.

The expenses of this offering are estimated to be $1,000,000 and are payable by CRH. The underwriters have agreed to make a payment of up to $350,000 to CRH which represents a reimbursement of certain of CRH’s estimated expenses.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate-covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of pegging, fixing or maintaining the price of the notes.

The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim selling concessions from a syndicate member when they, in covering syndicate positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may cause the prices of the notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Certain of the underwriters and their affiliates have performed certain investment banking and advisory and general financing and commercial banking services for us and for CRH plc from time to time for which they have received customary fees and expenses. In the ordinary course of business, the underwriters and their affiliates may in the future engage in commercial banking or investment banking transactions with us and our affiliates or perform other financial services for us and our affiliates.

Certain of the underwriters or their affiliates are lenders to a subsidiary of CRH plc under separate credit facilities. We may use more than 10% of the net proceeds from the sale of the notes to repay indebtedness owed by this subsidiary of CRH plc to the underwriters or their affiliates. The offering is being made in compliance with the requirements of Rule 2710(h) of the National Association of Securities Dealers, Inc. Conduct Rules.

To the extent any underwriter is not a U.S.-registered broker-dealer, it will not effect any sales of notes in the United States.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

The notes are offered for sale in those jurisdictions in the United States, Europe, Australia and elsewhere where it is lawful to make such offers.

Each of the underwriters has represented and agreed that it has not and will not offer, sell or deliver any of the notes directly or indirectly, or distribute this prospectus supplement or the attached prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement. There will be no offers or sales to retail investors.

Although application will be made to list the notes on the New York Stock Exchange, the notes are new issues of securities with no established trading market. No assurance can be given as to the liquidity of, or the trading markets for, the notes. Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof. We have been advised by the underwriters for the notes that they intend to make a market in the notes, but they are not obligated to do so and may discontinue such market-making at any time without notice.

Delivery of the notes will be made against payment on July 23, 2008. Trades of securities in the secondary market generally are required to settle in three business days, referred to as T+3, unless the parties to a trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the notes will not be made on a T+3 basis, investors who wish to trade the notes before a final settlement will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each of the Underwriter represents, warrants and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of notes to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the Company for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to above shall require the Company, the Guarantor or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the U.K. Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to us or CRH plc; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Ireland

Each underwriter has represented and agreed that:

(a)	it will not underwrite the issue of, or place the notes, otherwise than in conformity with the provisions of the European Communities (Markets in Financial Instruments) Regulations 2007 (Nos. 1 to 3), including, without limitation, Regulations 7 and 152 thereof or any codes of conduct used in connection therewith and the provisions of the Investor Compensation Act 1998;

(b)	it will not underwrite the issue of, or place, the notes, otherwise than in conformity with the provisions of the Irish Central Bank Acts 1942 - 1998 (as amended) and any codes of conduct rules made under Section 117(1) thereof; and

(c)	it will not underwrite the issue of, place or otherwise act in Ireland in respect of the notes, otherwise than in conformity with the provisions of the Irish Market Abuse (Directive 2003/6/EC) Regulations 2005 and any rules issued by the Irish Financial Services Regulatory Authority pursuant thereto.

CLEARANCE AND SETTLEMENT

The notes will be issued in the form of a global note that will be deposited with DTC on the closing date. This means that we will not issue certificates to each holder. We will issue one or more global notes to DTC, and DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased such notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred; except that DTC, its nominees, and their successors may transfer a global note as a whole to one another.

Beneficial interests in a global note will be shown on, and transfers of that global note will be made only through, records maintained by DTC and its direct and indirect participants (including Euroclear and Clearstream, Luxembourg).

DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the “United States Federal Reserve System”, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants, referred to as Direct Participants, deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants’ accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Euroclear and Clearstream Banking are Direct Participants. DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

We will wire principal and interest payments to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of each global note for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in those global notes.

It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit Direct Participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by Direct Participants to owners of beneficial interests in the global notes, and voting by Direct Participants, will be governed by the customary practices between the Direct Participants and owners of beneficial interests, as is the case with notes held for the account of customers registered in “street name”. However, payments to the owners of beneficial interests in the notes will be the responsibility of the participants and not of DTC, the trustee or us.

Notes represented by a global note will be exchangeable for certificate notes with the same terms in authorized denominations only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days of receiving such notice from DTC; or

•	We determine not to require all of the notes to be represented by a global note and notify the trustee of our decision.

Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest will be made in immediately available funds, except as otherwise indicated in this section.

The notes have been accepted for clearance through Euroclear and Clearstream, Luxembourg. The Common Code, ISIN and CUSIP numbers for the notes are as follows:

Notes
Common Code	037867152
ISIN	US12626PAJ21
CUSIP number	12626P AJ2

VALIDITY OF DEBT SECURITIES AND GUARANTEE

Sullivan & Cromwell LLP, our and CRH plc’s U.S. counsel, will pass upon the validity of the notes and the guarantees. Arthur Cox, our and CRH plc’s Irish counsel, will pass upon Irish law matters. Davis Polk & Wardwell, U.S. counsel for the underwriters, will pass upon certain legal matters relating to the notes and guarantees. Sullivan & Cromwell LLP and Davis Polk & Wardwell Inc. may rely upon the opinion of Arthur Cox with respect to all matters of Irish law.

EXPERTS

The consolidated financial statements and schedule of CRH public limited company at December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CRH AMERICA, Inc.

(A wholly-owned subsidiary of CRH plc)

Guaranteed Debt Securities

Fully and unconditionally guaranteed by

CRH PLC

CRH PLC

Warrants

Purchase Contracts

Units

Preference Shares

Ordinary Shares*

In the form of Ordinary Shares or American depositary shares

CRH America, Inc. may use this prospectus to offer, from time to time, guaranteed unsecured debt securities. CRH plc may use this prospectus to offer, from time to time, warrants, purchase contracts, units, preference shares or ordinary shares, directly or in the form of American depositary shares. CRH plc’s ordinary shares are admitted to trading on the London and Irish stock exchanges under the symbol “CRH”. CRH plc’s American depositary shares, each representing one ordinary share*, are listed on the New York Stock Exchange under the symbol “CRH”.

You should read this prospectus and the accompanying prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. We or CRH plc may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be set forth in the accompanying prospectus supplement.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated September 1, 2006.

*	One income share is tied to each ordinary share and may only be transferred or otherwise dealt with in conjunction with such ordinary share (each ordinary share, together with its income share, is referred to in this prospectus as an “ordinary share”).

In this prospectus, the terms “we”, “our” and “us” refer to CRH America, Inc. CRH plc and its consolidated subsidiaries taken together are referred to as “CRH”. CRH America, Inc. offers debt securities using this prospectus. CRH plc acts as the guarantor for debt offerings by CRH America, Inc. using this prospectus. In addition, CRH plc will be the issuer in an offering of warrants, purchase contracts or units and in an offering of preference shares or ordinary shares, which are referred to collectively as the “shares”. The debt securities, warrants, purchase contracts, units, preference shares and ordinary shares, including ordinary shares in the form of American Depositary Shares (“ADSs”), that may be offered using this prospectus are referred to collectively as the “securities”.

RISK FACTORS

Investing in securities offered using this prospectus involves risk. You should consider carefully the risks described below before you decide to buy our or CRH plc’s securities. If any of the following risks actually occurs, CRH’s business, financial condition and results of operations would likely suffer. In this case, the trading price and liquidity of our or CRH plc’s securities could decline, and you may lose all or part of your investment.

Risks Relating to CRH’s Business

CRH operates in cyclical industries which are affected by factors beyond CRH’s control such as the level of construction activity, fuel and raw material prices, which are in turn affected by the performance of national economies, the implementation of economic policies by sovereign governments and political developments.

CRH’s financial performance is closely tied to the performance of the housing, industrial and commercial construction markets and to general levels of infrastructural activity. These markets are cyclical and are affected by a series of factors that are beyond CRH’s control, including:

•	the performance of national economies in the 25 countries in which CRH operates;

•	monetary policies in the countries in which CRH operates; for example, the tightening of interest rates usually reduces mortgage financing, which impacts on residential construction activity;

•

the allocation of government funding for public infrastructure programs, such as the development of highways in the United States under The Federal Highway Bill (SAFETEA-LU) and the National Development Plan in Ireland;

•	the level of demand for construction materials and services; and

•	the price of fuel and principal raw materials such as bitumen, steel and polystyrene bead.

Each of the above factors could have a material adverse effect on CRH’s operating results and the market price of our and CRH plc’s securities.

The onset of a cycle of reduced economic growth in the countries in which CRH has significant operations or the implementation of unfavorable governmental policies could adversely affect CRH’s revenues and operating margins.

CRH has significant operations in the United States and Europe; a possible deterioration of macro-economic conditions in these regions could have a material negative impact on CRH’s operating results. Moreover, a U.S. or a European economic slowdown may have negative implications for the economies of other markets in which CRH operates. To the extent government funding through governmental infrastructure programs is decreased or terminated as a result of such macroeconomic developments or significant change in government policy, CRH’s revenues will be adversely affected because CRH will supply fewer products, or none at all, to such programs.

Existing products may be replaced by substitute products which CRH does not produce and, as a result, CRH may lose market share in the markets for these products.

A number of CRH’s products compete with other forms of building products that CRH does not produce. Any significant replacement of CRH’s building products by substitute products, which CRH does not produce, could adversely impact market share and results of operations in these markets.

CRH faces strong competition in its various markets, and if CRH fails to compete successfully, market share will decline.

CRH continually faces competition in the markets in which CRH companies operate. The competitive environment in which CRH operates can be significantly affected by local factors, such as the number of competitors, production capacity, economic conditions and product demand in the local market. In several markets, downward pricing pressures are experienced from time to time as a result of competitive pressures and CRH is not always able to quickly recover increased operating expenses (caused by factors such as increased fuel and raw material prices) through higher selling prices. If CRH is consistently unable to recover increased operating expenses through higher selling prices, CRH’s result of operations could be adversely affected.

Severe weather can reduce construction activity and lead to a decrease in demand for CRH’s products in areas affected by adverse weather conditions.

CRH’s operations and the demand for a number of CRH’s products are affected by weather conditions in the markets where CRH operates. Sustained adverse weather conditions such as rain, extreme cold or snow could disrupt or curtail outdoor construction activity which in turn could reduce demand for CRH’s products and have a material adverse effect on CRH’s operations, financial performance or prospects.

CRH is subject to stringent environmental and health and safety laws, regulations and standards which could result in costs related to compliance and remediation efforts that may adversely affect CRH’s results of operations and financial condition.

CRH is subject to a broad and increasingly stringent range of environmental and health and safety laws, regulations and standards in each of the jurisdictions in which CRH operates. This results in significant compliance costs and could expose CRH to legal liability or place limitations on the development of CRH’s operations. The laws, regulations and standards relate to, among other things, air and noise emissions, wastewater discharges, avoidance of soil and groundwater contamination, the use and handling of hazardous materials and waste disposal practices.

Environmental and health and safety laws, regulations and standards also may expose CRH to the risk of substantial costs and liabilities, including liabilities associated with assets that have been sold and activities that have been discontinued. In addition, many of CRH’s manufacturing sites have a history of industrial use and, while CRH applies very strict environmental operating standards and undertakes extensive environmental due diligence in relation to acquisitions, some soil and groundwater contamination has occurred in the past at a limited number of sites, although to date the remediation costs have not been material to CRH. Such contamination might occur or be discovered at other sites in the future. Consistent with the past practice of its business, CRH continues to monitor or remediate soil and groundwater contamination at certain of these sites. Despite CRH’s policy and efforts to comply with all applicable environmental laws, CRH may face remediation liabilities and legal proceedings concerning environmental matters.

Based on information currently available, CRH has budgeted capital and revenue expenditures for environmental improvement projects and has established reserves for known environmental remediation liabilities that are probable and reasonably capable of estimation. However, CRH cannot predict environmental matters with certainty, and CRH’s budgeted amounts and established reserves may not be adequate for all purposes. In addition, the development or discovery of new facts, events, circumstances or conditions, including future decisions to close plants, which may trigger remediation liabilities, and other developments such as changes in law or increasingly strict enforcement by governmental authorities, could result in increased costs and liabilities or prevent or restrict some of CRH’s operations.

Economic, political and local business risks associated with international sales and operations could adversely affect CRH’s business.

CRH operates mainly in North America and the EU as well as, to a lesser degree, in developing markets in South America and Eastern Europe. The economies of these countries are at different stages of socio-economic development. Consequently, CRH’s future results could be harmed by a variety of factors, including:

•	changes in the specific country’s or region’s political or economic conditions, particularly in the emerging markets in which CRH operates;

•	trade protection measures and import or export licensing requirements;

•	potentially negative consequences from changes in tax laws;

•	differing labor regulations;

•	unexpected changes in regulatory requirements; and

•	state-imposed restrictions on repatriation of funds.

CRH’s overall success as a global business depends, in part, upon its ability to succeed in differing and sometimes fast-changing economic, social and political conditions.

A write-down of goodwill could have a significant impact on CRH’s income and equity.

An acquisition generates goodwill to the extent that the price paid by CRH exceeds the fair value of the net assets acquired. Acquisitions in recent years have generated substantial goodwill. Additional goodwill may arise as a result of further acquisitions.

Under IFRS goodwill and indefinite-lived intangible assets are not amortized but are subject to annual impairment tests. Other intangible assets deemed separable from goodwill arising on acquisitions are amortized.

The U.S. GAAP treatment of goodwill and other intangible assets under Statement of Financial Accounting Standards (“SFAS”) SFAS 142 “Goodwill and Other Intangible Assets”, effective for fiscal years beginning after December 15, 2001, is similar to IFRS. For the purposes of the U.S. GAAP reconciliation in Note 36 of Notes to Consolidated Financial Statements, CRH applied the SFAS 142 rules on accounting for goodwill and other intangible assets beginning January 1, 2002 and performed the first of the required annual impairment tests of goodwill as of that date. Both the 2004 and 2005 impairment tests indicated that no impairment had occurred.

Goodwill does not affect cash flow. However, a full write-down of goodwill at December 31, 2005 would have resulted in a charge to income and reduction in equity of €2,237.3 million under U.S. GAAP and €2,194.6 million under IFRS.

CRH may be adversely affected by governmental regulations.

CRH is subject to various statutes, regulations and laws applicable to businesses generally in the countries and markets in which it operates. These include statutes, regulations and laws affecting land usage, zoning, labor and employment practices, competition and other matters.

CRH expects that its employees comply with a code of conduct that involves best practice in relation to these matters but cannot guarantee that its operating units will at all times be successful in complying with all demands of regulatory agencies in a manner which will not materially adversely affect its business, financial conditions or results of operations.

CRH pursues a strategy of growth through acquisitions. CRH may not be able to continue to grow as contemplated in its business plan if CRH is unable to identify attractive targets, complete the acquisition transactions and integrate the operations of the acquired businesses.

A key element of CRH’s growth strategy is to continue its acquisition strategy mainly through value-adding mid-sized deals and occasionally with larger strategic acquisitions. This strategy depends on the ability to identify and acquire suitable assets at acceptable prices. CRH may not be able to identify suitable companies and, even if identified, may not be able to acquire them. At the same time, CRH’s competitors also strive to expand through acquisitions and may bid for companies that CRH view as potential acquisition targets. In addition, acquisitions may require the assimilation of new operations, products, services and personnel and may cause dissipation of CRH management resources, as management may have to divert attention from day-to-day business operations to focus on addressing such issues. CRH’s ability to realize the expected benefits from future acquisitions depends, in large part, on its ability to integrate the new operations with existing operations in a timely and effective manner. Even if CRH is able to acquire suitable companies, it still may not be able to incorporate them successfully into its business and, accordingly, may be deprived of the expected benefits of the acquisitions.

Because many of CRH’s subsidiaries operate in a currency other than the euro, adverse changes in foreign exchange rates relative to the euro could adversely affect CRH’s reported earnings and cash flow.

A significant portion of CRH’s revenues and expenses originates in currencies other than the euro, primarily in U.S. dollars, pounds sterling, Swiss franc and Polish zloty. For the year ended December 31, 2005, approximately 64% of CRH’s shareholders’ funds were denominated in currencies other than the euro, predominantly the U.S. dollar (50%). As a result, from year to year, adverse changes in the exchange rates used to translate foreign currencies into euros, such as the weakening of the U.S. dollar against the euro, may impact CRH’s reported results. It is CRH’s policy partially to hedge its investment in foreign currencies by maintaining a net debt position in all relevant foreign currencies, but otherwise CRH does not generally engage in hedging transactions to reduce CRH’s exposure to foreign exchange risk.

CRH does not have a controlling interest in certain of the businesses in which it has invested and in the future may invest in businesses in which there will not be a controlling interest. In addition, CRH is subject to restrictions due to minority interests in certain of its subsidiaries.

CRH has a significant but not controlling interest in certain operations. Some important decisions such as the approval of business plans and decisions as to the timing and amount of cash distributions may require the consent of CRH’s partners or may be approved without CRH’s consent. These limitations could make it difficult for CRH to pursue corporate objectives in the future.

CRH conducts its business through subsidiary companies. In some cases, minority shareholders hold significant interests in these subsidiaries. Various disadvantages may result from the participation of minority shareholders whose interests may not always coincide with CRH. The presence of minority interests may, among other things, impede CRH’s ability to implement organizational efficiencies and transfer cash and assets from one subsidiary to another in order to allocate assets most effectively.

CRH has incurred and will continue to incur debt, which could result in increased financing costs and could constrain CRH’s business activities.

CRH has incurred and will continue to incur significant amounts of debt in order to finance its business and ongoing acquisition program. As of June 30, 2006, CRH had outstanding net indebtedness of €4,394.8 million. A significant portion of CRH’s cash flow from operations is dedicated to the payment of principal and interest on its indebtedness and will not be available for other purposes. If CRH’s earnings were to decline significantly, it could experience difficulty in servicing its debt instruments.

CRH has entered into certain financing agreements containing restrictive covenants, which could limit its operating and financial flexibility. Such covenants require CRH to maintain a certain interest coverage ratio, a certain ratio of current assets to current liabilities, a minimum net worth and place limits on the ratio of net debt to net worth as well as imposing various conditions for significant disposals of assets. These restrictions could limit CRH’s flexibility in planning for, and reacting to, competitive pressures and changes in its business, industry and general economic conditions and limit its ability to make strategic acquisitions and capitalize on business opportunities.

Risks Relating to CRH plc’s Shares

CRH plc’s shares and American depositary shares may experience volatility which will negatively affect your investment.

In recent years most major stock markets have experienced significant price and trading volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the underlying companies. Accordingly, there could be significant fluctuations in the price of CRH plc’s shares and American depositary shares, or ADSs, each representing four ordinary shares, even if CRH’s operating results meet the expectations of the investment community. In addition,

•	announcements by CRH or its competitors relating to operating results, earnings, volume, acquisitions or joint ventures, capital commitments or spending,

•	changes in financial estimates or investment recommendations by securities analysts,

•	changes in market valuations of other building materials companies,

•	adverse economic performance or recession in the United States or Europe, or

•	disruptions in trading on major stock markets,

could cause the market price of CRH plc’s shares and ADSs to fluctuate significantly.

Risks Relating to the Debt Securities, Warrants, Purchase Contracts and Units

Since we and CRH plc are holding companies and currently conduct our operations through subsidiaries, your right to receive payments on the debt securities and the guarantees is subordinated to the other liabilities of our and CRH plc’s subsidiaries.

We and CRH plc are organized as holding companies, and substantially all operations are carried on through subsidiaries. Our and CRH plc’s principal source of income is the dividends and distributions we receive from our subsidiaries. CRH plc had guaranteed a total of €5.05 billion of debt as of June 30, 2006. Our and CRH plc’s ability to meet our financial obligations is dependent upon the availability of cash flows from our domestic and, in the case of CRH plc, foreign subsidiaries and affiliated companies through dividends, intercompany advances, management fees and other payments. Our subsidiaries and those of CRH plc are not guarantors on the debt securities we may offer. Moreover, these subsidiaries and affiliated companies are not required and may not be able to pay dividends to us or CRH plc. Claims of the creditors of our or CRH plc’s subsidiaries have priority as to the assets of such subsidiaries over the claims of creditors of us or CRH plc. Consequently, holders of our notes that are guaranteed by CRH plc are structurally subordinated, on our or CRH plc’s insolvency, to the prior claims of the creditors of our or CRH plc’s subsidiaries.

In addition, some of CRH plc’s subsidiaries are subject to laws restricting the amount of dividends they may pay. For example, these laws may prohibit dividend payments when net assets would fall below subscribed share capital, when the subsidiary lacks available profits or when the subsidiary fails to meet certain capital and reserve requirements. These profits consist of accumulated, realized profits, which have not been previously utilized, less accumulated, realized losses, which have not been previously written off. Other statutory and general law obligations also affect the ability of directors of CRH plc’s subsidiaries to declare dividends and the ability of our subsidiaries to make payments to us on account of intercompany loans.

Since the debt securities are unsecured, your right to receive payments may be adversely affected.

The debt securities that we are offering will be unsecured. The debt securities are not subordinated to any of our other debt obligations and therefore they will rank equally with all our other unsecured and unsubordinated indebtedness. As of June 30, 2006, neither CRH plc nor CRH America, Inc. had any secured indebtedness outstanding. If we default on the debt securities or CRH plc defaults on the guarantees, or after bankruptcy, examinership, liquidation or reorganization, then, to the extent that we or CRH plc have granted security over our or

CRH plc’s assets, the assets that secure our or CRH plc’s debts will be used to satisfy the obligations under that secured debt before we or CRH plc can make payment on the debt securities or the guarantees. There may only be limited assets available to make payments on the debt securities or the guarantees in the event of an acceleration of the debt securities. If there is not enough collateral to satisfy the obligations of the secured debt, then the remaining amounts on the secured debt would share equally with all unsubordinated unsecured indebtedness.

Your rights as a note holder may be inferior to the rights of holders of notes issued under a different series of our debt securities.

The debt securities are governed by a document called an indenture. The indenture relating to our debt securities is a contract among us, CRH plc and JPMorgan Chase Bank, N.A. We may issue as many distinct series of debt securities under the indenture as we wish. We may also issue series of debt securities under the indenture that provide such holders with rights superior to the rights already granted or that may be granted in the future to note holders of other series. You should read carefully the specific terms of each particular series of debt securities we may offer contained in the prospectus supplement relating to such series.

Should CRH plc default on its guarantee, your right to receive payments on the guarantee may be adversely affected by Irish insolvency laws.

CRH plc has its registered office in Ireland and consequently it is likely that any insolvency proceedings applicable to it would be governed by Irish law. If an Irish company is unable, or likely to be unable, to pay its debts, an examiner may be appointed to facilitate the survival of the company and the whole or any part of its business. If an examiner is appointed, a protection period will be imposed so that the examiner can formulate and implement his proposals for a compromise or scheme of arrangement. During the protection period, any enforcement action by a creditor of the Irish company is prohibited. In addition, the Irish company would be prohibited from paying any debts existing at the time of the presentation of the petition to appoint an examiner.

In an insolvency of CRH plc, the claims of certain preferential creditors (including the Irish Revenue Commissioners for certain unpaid taxes) will rank in priority to claims of unsecured creditors.

If CRH plc becomes subject to an insolvency proceeding and CRH plc has obligations to creditors that are treated under Irish law as creditors that are senior relative to the holders of the debt securities (including secured creditors), the holders of the debt securities may suffer losses as a result of their subordinated status during such insolvency proceeding.

Since CRH plc is an Irish company and a substantial portion of its assets and key personnel are located outside the United States, you may not be able to enforce any U.S. judgment for claims you may bring against CRH plc or its key personnel both in and outside the United States.

CRH plc is organized under the laws of Ireland. Many of its assets are located outside the United States. In addition, some of the members of CRH plc’s board of directors and officers are residents of countries other than the United States. As a result, it may be impossible for you to effect service of process within the United States upon CRH plc or these persons or to enforce against CRH plc or these persons any judgments in civil and commercial matters, including judgments under United States federal securities laws. We have been advised by Arthur Cox that there are doubts as to the enforceability in Ireland, in original U.S. court actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities whether solely based on U.S. federal securities laws or otherwise. Therefore you may have difficulty enforcing any U.S. judgment against CRH plc or its non-U.S. resident directors and officers both in and outside the United States.

The securities may lack a developed trading market and such a market may never develop.

We may issue debt securities in different series with different terms in amounts that are to be determined. Debt securities issued by us may be listed on the New York Stock Exchange or another recognized stock exchange. However, there can be no assurance that an active trading market will develop for any series of our debt securities even if we list the series on a securities exchange. Similarly, there can be no assurance that an active trading market will develop for any securities issued by CRH plc. There can also be no assurance regarding the ability of holders of our or CRH plc’s securities to sell their securities or the price at which such holders may be able to sell their securities. If a trading market were to develop, the securities could trade at prices that may be higher or lower than the initial offering price and, in the case of debt securities, this may result in a return that is greater or less than the interest rate on the debt security, in each case depending on many factors, including, among other things, prevailing interest rates, CRH’s financial results, any decline in CRH’s credit-worthiness and the market for similar securities.

Any underwriters, broker-dealers or agents that participate in the distribution of the securities may make a market in the securities as permitted by applicable laws and regulations but will have no obligation to do so, and any such market-making activities may be discontinued at any time. Therefore, there can be no assurance as to the liquidity of any trading market for the securities or that an active public market for the securities will develop.

Risks Relating to Debt Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency

If you intend to invest in non-U.S. dollar debt securities—e.g., debt securities whose principal and/or interest are payable in a currency other than U.S. dollars or that may be settled by delivery of or reference to a non-U.S. dollar currency or property denominated in or otherwise linked to a non-U.S. dollar currency—you should consult your own financial and legal advisors as to the currency risks entailed by your investment. Securities of this kind may not be an appropriate investment for investors who are unsophisticated with respect to non-U.S. dollar currency transactions.

The information in this prospectus is directed primarily to investors who are U.S. residents. Investors who are not U.S. residents should consult their own financial and legal advisors about currency-related risks particular to their investment.

An Investment in Non-U.S. Dollar Debt Securities Involves Currency-Related Risks.

An investment in non-U.S. dollar debt securities entails significant risks that are not associated with a similar investment in debt securities that are payable solely in U.S. dollars and where settlement value is not otherwise based on a non-U.S. dollar currency. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and the various non-U.S. dollar currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls or other conditions by either the United States or non-U.S. governments. These risks generally depend on factors over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies in the global markets.

Changes in Currency Exchange Rates Can Be Volatile and Unpredictable.

Rates of exchange between the U.S. dollar and many other currencies have been highly volatile, and this volatility may continue and perhaps spread to other currencies in the future. Fluctuations in currency exchange rates could adversely affect an investment in debt securities denominated in, or whose value is otherwise linked to, a specified currency other than U.S. dollars. Depreciation of the specified currency against the U.S. dollar could result in a decrease in the U.S. dollar-equivalent value of payments on the debt securities, including the principal payable at maturity or settlement value payable upon exercise. That in turn could cause the market value of the debt securities to fall. Depreciation of the specified currency against the U.S. dollar could result in a loss to the investor on a U.S. dollar basis.

Government Policy Can Adversely Affect Currency Exchange Rates and an Investment in Non-U.S. Dollar Debt Securities.

Currency exchange rates can either float or be fixed by sovereign governments. From time to time, governments use a variety of techniques, such as intervention by a country’s central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing non-U.S. dollar debt securities is that their yields or payouts could be significantly and unpredictably affected by governmental actions. Even in the absence of governmental action directly affecting currency exchange rates, political or economic developments in the country issuing the specified currency for non-U.S. dollar debt securities or elsewhere could lead to significant and sudden changes in the exchange rate between the U.S. dollar and the specified currency. These changes could affect the value of the debt securities as participants in the global currency markets move to buy or sell the specified currency or U.S. dollars in reaction to these developments.

Governments have imposed from time to time and may in the future impose exchange controls or other conditions, including taxes, with respect to the exchange or transfer of a specified currency that could affect exchange rates as well as the availability of a specified currency for a debt security at its maturity or on any other payment date. In addition, the ability of a holder to move currency freely out of the country in which payment in the currency is received or to convert the currency at a freely determined market rate could be limited by governmental actions.

Non-U.S. Dollar Debt Securities May Permit Us to Make Payments in U.S. Dollars or Delay Payment If We Are Unable to Obtain the Specified Currency.

Debt securities payable in a currency other than U.S. dollars may provide that, if the other currency is subject to convertibility, transferability, market disruption or other conditions affecting its availability at or about the time when a payment on the debt securities comes due because of circumstances beyond our control, we will be entitled to make the payment in U.S. dollars or delay making the payment. These circumstances could include the imposition of exchange controls or our inability to obtain the other currency because of a disruption in the currency markets. If we made payment in U.S. dollars, the exchange rate we would use would be determined in the manner described below under “Description of Debt Securities and Guarantees We and CRH plc May Offer — Payment and Paying Agents — Payments Due in Other Currencies”. A determination of this kind may be based on limited information and would involve significant discretion on the part of our foreign exchange agent. As a result, the value of the payment in U.S. dollars an investor would receive on the payment date may be less than the value of the payment the investor would have received in the other currency if it had been available, or may be zero. In addition, a government may impose extraordinary taxes on transfers of a currency. If that happens we will be entitled to deduct these taxes from any payment on debt securities payable in that currency.

We Will Not Adjust Non-U.S. Debt Dollar Securities to Compensate for Changes in Currency Exchange Rates.

Except as described above, we will not make any adjustment or change in the terms of non-U.S. dollar debt securities in the event of any change in exchange rates for the relevant currency, whether in the event of any devaluation, revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting that currency, the U.S. dollar or any other currency. Consequently, investors in non-U.S. dollar debt securities will bear the risk that their investment may be adversely affected by these types of events.

In a Lawsuit for Payment on Non-U.S. Dollar Debt Securities, an Investor May Bear Currency Exchange Risk.

Our debt securities will be governed by New York law. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a security denominated in a currency other than U.S. dollars would be required to render the judgment in the specified currency; however, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on a debt security denominated in a currency other than U.S. dollars, investors would bear currency exchange risk until judgment is entered, which could be a long time.

In courts outside of New York, investors may not be able to obtain judgment in a specified currency other than U.S. dollars. For example, a judgment for money in an action based on a non-U.S. dollar debt security in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of the currency in which any particular security is denominated into U.S. dollars will depend upon various factors, including which court renders the judgment.

Information About Exchange Rates May Not Be Indicative of Future Performance.

If we issue non-U.S. dollar securities, we may include in the applicable prospectus supplement a currency supplement that provides information about historical exchange rates for the relevant non-U.S. dollar currency or currencies. Any information about exchange rates that we may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in currency exchange rates that may occur in the future. That rate will likely differ from the exchange rate used under the terms that apply to a particular security.

Determinations Made by the Exchange Rate Agent.

All determinations made by the exchange rate agent will be made in its sole discretion (except to the extent expressly provided in this prospectus or in the applicable prospectus supplement that any determination is subject to approval by us). In the absence of manifest error, its determinations will be conclusive for all purposes and will bind all holders and us. The exchange rate agent will not have any liability for its determinations.

Risks Relating to Indexed Debt Securities

We use the term “indexed debt securities” to mean any of the debt securities described in this prospectus whose value is linked to an underlying property or index. Indexed debt securities may present a high level of risk, and investors in some indexed debt securities may lose their entire investment. In addition, the treatment of indexed debt securities for U.S. federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular indexed debt security. Thus, if you propose to invest in indexed debt securities, you should independently evaluate the federal income tax consequences of purchasing an indexed debt security that apply in your particular circumstances. You should also read “— Material U.S. Federal and Irish Tax Consequences — United States Taxation” for a discussion of U.S. tax matters.

Investors in Indexed Debt Securities Could Lose Their Investment.

The amount of principal and/or interest payable on a series of indexed debt securities will be determined by reference to the price, value or level of one or more securities, currencies, commodities or other properties, any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, and/or one or more indices or baskets of any of these items. We refer to each of these as an “index”. The direction and magnitude of the change in the price, value or level of the relevant index will determine the amount of principal and/or interest payable on an indexed debt security. The terms of a particular series of indexed debt securities may or may not include a guaranteed return of a percentage of the face amount at maturity or a minimum interest rate. Thus, if you purchase indexed debt securities, you may lose all or a portion of the principal or other amount you invest and may receive no interest on your investment.

The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Debt Security.

The issuer of a security that serves as an index or part of an index for a series of indexed debt securities will have no involvement in the offer and sale of the indexed debt securities and no obligations to the holders of the indexed debt securities. The issuer may take actions, such as a merger or sale of assets, without regard to the interests of the holders. Any of these actions could adversely affect the value of a security indexed to that security or to an index of which that security is a component.

If the index for a series of indexed debt securities includes a non-U.S. dollar currency or other asset denominated in a non-U.S. dollar currency, the government that issues that currency will also have no involvement in the offer and sale of the indexed debt securities and no obligations to the holders of the indexed debt securities. That government may take actions that could adversely affect the value of the security. See “Risks Relating to Debt Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency — Government Policy Can Adversely Affect Currency Exchange Rates and an Investment in Non-U.S. Dollar Debt Securities” above for more information about these kinds of government actions.

An Indexed Debt Security May Be Linked to a Volatile Index, Which Could Hurt Your Investment.

Some indices are highly volatile, which means that their value may change significantly, up or down, over a short period of time. The amount of principal or interest that can be expected to become payable on a series of indexed debt securities may vary substantially from time to time. Because the amounts payable with respect to indexed debt securities are generally calculated based on the value or level of the relevant index on a specified date or over a limited period of time, volatility in the index increases the risk that the return on the indexed debt security may be adversely affected by a fluctuation in the level of the relevant index.

The volatility of an index may be affected by political or economic events, including governmental actions, or by the activities of participants in the relevant markets. Any of these events or activities could adversely affect the value of indexed debt securities.

An Index to Which a Debt Security Is Linked Could Be Changed or Become Unavailable.

Some indices compiled by us or our affiliates or third parties may consist of or refer to several or many different securities, commodities or currencies or other instruments or measures. The compiler of such an index typically reserves the right to alter the composition of the index and the manner in which the value or level of the index is calculated. An alteration may result in a decrease in the value of or return on an indexed debt security that is linked to the index. The indices for our indexed debt securities may include published indices of this kind or customized indices developed by us or our affiliates in connection with particular issues of indexed securities.

A published index may become unavailable, or a customized index may become impossible to calculate in the normal manner, due to events such as war, natural disasters, cessation of publication of the index or a suspension or disruption of trading in one or more securities, commodities or currencies or other instruments or measures on which the index is based. If an index becomes unavailable or impossible to calculate in the normal manner, the terms of a particular indexed debt security may allow us to delay determining the amount payable as principal or interest on an indexed debt security, or we may use an alternative method to determine the value of the unavailable index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant index. However, it is unlikely that any alternative method of valuation we use will produce a value identical to the value that the actual index would produce. If we use an alternative method of valuation for a debt security linked to an index of this kind, the value of the debt security, or the rate of return on it, may be lower than it otherwise would be.

Some indexed debt securities are linked to indices that are not commonly used or that have been developed only recently. The lack of a trading history may make it difficult to anticipate the volatility or other risks associated with indexed debt securities of this kind. In addition, trading in these indices or their underlying stocks, commodities or currencies or other instruments or measures, or options or futures contracts on these stocks, commodities or currencies or other instruments or measures, may be limited, which could increase their volatility and decrease the value of the related indexed debt securities or the rates of return on them.

We May Engage in Hedging Activities that Could Adversely Affect an Indexed Debt Security.

In order to hedge an exposure on a particular series of indexed debt securities, we may, directly or through our affiliates, enter into transactions involving the debt securities, commodities or currencies or other instruments or measures that underlie the index for that debt security, or derivative instruments, such as swaps, options or futures, on the index or any of its component items. By engaging in transactions of this kind, we could adversely affect the value of a series of indexed debt securities. It is possible that we could achieve substantial returns from our hedging transactions while the value of the indexed debt securities may decline.

Information About Indices May Not Be Indicative of Future Performance.

If we issue a series of indexed debt securities, we may include historical information about the relevant index in the applicable prospectus supplement. Any information about indices that we may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in the relevant index that may occur in the future.

Forward Looking Statements

The forward-looking information in this prospectus may not accurately predict future results.

This prospectus contains forward-looking statements with respect to the financial condition, results of operations and business of us and CRH and the plans and objectives of us and CRH with respect to these items. These statements may generally, but not always, be identified by the use of words such as “anticipates”, “should”, “expects”, “estimates”, “believes” or similar expressions. These statements are intended as “Forward-Looking Statements” under the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements involve risk and uncertainty because they reflect our and CRH’s current expectations and assumptions as to future events and circumstances that may not prove accurate. A number of factors, including the risks described above, could cause our or CRH’s actual results and developments to differ materially from those expressed or implied in any forward-looking statements contained in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. In considering any offer, you should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information about CRH plc.”

WHERE YOU CAN FIND MORE INFORMATION ABOUT CRH

CRH plc files, on Form 6-K, special reports and other information with the SEC. CRH plc also files its annual report on Form 20-F with the SEC. You may read and copy any document that CRH plc files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. The SEC filings are also available to the public from commercial document retrieval services and, for CRH plc filings on or after November 4, 2002, at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov/. CRH plc’s ordinary shares are listed on the Irish Stock Exchange and the London Stock Exchange and, since March 31, 2006, CRH plc’s American depositary shares, representing ordinary shares of CRH plc, are quoted on the New York Stock Exchange. You can consult reports and other information about CRH plc that it has filed pursuant to the rules of the New York Stock Exchange, the Irish Stock Exchange and the London Stock Exchange at those exchanges.

We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

The SEC allows us and CRH plc to incorporate by reference in this prospectus information contained in documents that CRH plc files with them. This means that we and CRH plc can disclose important information to you by referring to these documents. The information that we and CRH plc incorporate by reference is an important part of this prospectus. We and CRH plc incorporate by reference in this prospectus the following documents and any future filings that we or CRH plc make with the SEC under Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended, until we and CRH plc complete the offerings using this prospectus:

•	Annual Report of CRH plc on Form 20-F for the year ended December 31, 2005 (the “2005 Form 20-F”).

•	Report on Form 6-K of CRH plc dated June 28, 2006.

•	Report on Form 6-K of CRH plc dated September 1, 2006.

•	Reports on Form 6-K of CRH plc furnished to the SEC after the date of this prospectus, but only to the extent that the forms expressly state that we incorporate them by reference in this prospectus.

The information CRH plc files with the SEC, including future filings, automatically updates and supersedes information in documents filed at earlier dates. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes, contained in the documents that we and CRH plc incorporate by reference in this prospectus.

CRH plc’s 2005 Form 20-F contains a summary description of CRH’s business and audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with international financial reporting standards as adopted by the European Union. We refer to these accounting principles as IFRS in this prospectus. CRH plc’s 2005 Form 20-F also presents the effects of the differences on our audited consolidated financial statements between IFRS and generally accepted accounting principles applicable in the United States. We refer to these accounting principles as U.S. GAAP in this prospectus.

You may request a copy of the filings referred to above, excluding the exhibits to such filings, at no cost, by writing or telephoning CRH plc at the following address:

CRH plc

Belgard Castle

Clondalkin, Dublin 22

Ireland

Tel. No.: 011 353 1 404 1000

You should rely only on the information that we and CRH plc incorporate by reference or provide in this prospectus or the accompanying prospectus supplement. Neither we nor CRH plc have authorized anyone to provide you with different information. We and CRH plc are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

ENFORCEABILITY OF CERTAIN

CIVIL LIABILITIES

CRH America, Inc. is a corporation organized under the laws of the State of Delaware. CRH plc is a public limited company incorporated under the laws of Ireland. Substantially all of CRH plc’s directors and officers, and some of the experts named in this document, reside outside the United States, principally in Ireland. A substantial portion of our and CRH plc’s assets, and the assets of such persons, are located outside the United States. Therefore, you may not be able to effect service of process within the United States upon us, CRH plc or these persons so that you may enforce judgments of U.S. courts against us, CRH plc or these persons based on the civil liability provisions of the U.S. federal securities laws. Arthur Cox has advised us that there are doubts as to the enforceability in Ireland, in original U.S. court actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities whether solely based on the U.S. federal securities laws or otherwise.

CRH PLC

CRH plc is the parent company for an international group of companies with operations in 25 countries engaged in the manufacture and supply of a wide range of building materials and in the operation of builders merchanting and “Do-It-Yourself” (“DIY”) stores. CRH’s strategy is based on focusing on its core businesses in building materials; developing regional market leadership positions; reinvesting in existing assets and people; acquiring well-run, value-creating businesses and seeking exposure to new development opportunities all in order to maintain and develop a balanced portfolio, while creating potential for future growth. CRH plc is incorporated in Ireland and has its principal executive offices at Belgard Castle, Clondalkin, Dublin 22, Ireland, Tel. No.: + 353 1 404 1000.

You can find a more detailed description of CRH’s business in CRH plc’s 2005 Form 20-F and other documents incorporated by reference into this prospectus.

CRH AMERICA, INC.

CRH America, Inc. is an indirect wholly-owned subsidiary of CRH plc, and was formed under the laws of the State of Delaware on December 10, 1981. CRH America, Inc. acts as a holding company for certain U.S. operating subsidiaries engaged in the production and sale of precast concrete products but is primarily a financing vehicle for CRH’s U.S. operating companies and, other than as described above, has no independent operations, other than holding cash and U.S. government securities from time to time. The principal executive offices of CRH America, Inc. are located at 375 Northridge Road, Suite 350, Atlanta, Georgia 30350, Tel. No.: + 1 770 804 3363.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets out CRH plc’s consolidated ratios of earnings to fixed charges for each of the fiscal years 2001 through 2005 and for the six months ended June 30, 2005 and 2006. The information for the fiscal years 2001 through 2003 has been calculated in accordance with U.S. GAAP while the information for the fiscal years 2004 and 2005 has been calculated in accordance with IFRS and U.S. GAAP. The information for the six months ended June 30, 2005 and 2006 has been calculated only in accordance with IFRS.

CRH plc	Six months* ended June 30,		Year ended December 31,
	2006	2005	2005	2004	2003	2002	2001
In accordance with IFRS	4.2	3.9	5.6	6.0	—	—	—
In accordance with U.S. GAAP	—	—	5.4	5.6	5.3	5.0	3.7

*	The earnings of CRH are seasonally biased as the larger portion of profits arises in the second half of the calendar year. In the years from 2001 to 2005 income before interest expense in the first half varied between 22% and 32% of the full year results. As fixed charges are more evenly spread during the calendar year, the ratio of earnings to fixed charges in the first half of the year is normally below the ratio of earnings to fixed charges for the full year.

The ratio of earnings to fixed charges of CRH plc was computed by dividing the amount of its earnings by the amount of its fixed charges. For the purposes of calculating this ratio, earnings have been calculated by adding pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, fixed charges and distributed income of equity investees.

The fixed charges were calculated by adding interest expensed, discounts and expenses related to indebtedness and an estimate of the interest charge within rental expense and preference security dividend requirements of consolidated subsidiaries.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of securities will be added to the general funds of CRH and used for general corporate purposes which may include the repayment of existing debt (including debt incurred in connection with acquisitions) or for financing acquisitions. Subject to contractual or other legal restrictions, the net proceeds from the sale of securities will be available to CRH plc or our other affiliates through inter-company loans or other means.

CAPITALIZATION AND INDEBTEDNESS

The following table sets out the cash and liquid resources, capitalization and indebtedness on a historical basis of CRH plc as of June 30, 2006, and has been calculated in accordance with IFRS.

	€ in millions	US$ in millions*
Bank loans and overdrafts due within one year	1,248.3	1,643.9
Loans due after more than one year	4,218.6	5,399.8

Total indebtedness	5,466.9	6,997.6

Called up share capital:
Equity share capital	183.6	235.0
Non-equity share capital	1.2	1.5
Equity reserves:
Share premium account	2,261.2	2,894.3
Other reserves	28.7	36.7
Profit and loss account	3,898.1	4,989.6

Total shareholders’ funds	6,372.8	8,157.2

Total capitalization and indebtedness	11,839.7	15,154.8

Net debt:
Total indebtedness	5,466.9	6,997.6
Cash and liquid resources	1,099.7	1,407.6

	4,394.8	5,625.3

*	Translations into U.S. dollars in this section are solely for convenience and are computed at the rate of € 1.00 to U.S. $1.28, the noon buying rate from the Federal Reserve Bank of New York as of June 30, 2006. On August 31, 2006, the noon buying rate was € 1.00 to U.S. $1.28.

As of June 30, 2006, neither CRH plc nor CRH America, Inc. had secured indebtedness outstanding. CRH plc has given letters of guarantee to secure obligations of consolidated subsidiary undertakings amounting to €5.05 billion at June 30, 2006 with respect to loans, bank advances and future lease obligations.

On August 25, 2006, CRH drew down an aggregate amount of $1,350 million in equal amounts from four multicurrency floating rate credit facilities entered into on August 22, 2006 and August 23, 2006. Each of the credit facilities have a term of 18 months, and the funds drawn down were used principally to finance the acquisition of Ashland Paving and Construction, Inc. (APAC).

DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES WE AND CRH PLC MAY OFFER

This prospectus relates to, among other securities, guaranteed debt securities issued by us. As required by Federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an indenture. The indenture relating to debt securities issued by CRH America, Inc. is a contract among us, CRH plc and JPMorgan Chase Bank, N.A., dated as of March 20, 2002.

As you read this section, please remember that the specific terms of a series of debt securities as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your debt security.

General

JPMorgan Chase Bank, N.A. acts as the trustee under the indenture. The trustee has two principal functions:

•

First, it can enforce your rights against us if we default on debt securities issued under the indenture. There are some limitations on the extent to which the trustee acts on your behalf, described under “Default and Related Matters—Events of Default—Remedies If an Event of Default Occurs” below; and

•	Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

CRH plc acts as the guarantor of the debt securities issued under the indenture. The guarantee is described under “Guarantee” below.

The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture, the debt securities and the guarantee are governed by New York law. A copy of the form of indenture is filed with the SEC as an exhibit to our registration statement. See “Where You Can Find More Information About CRH plc” for information on how to obtain a copy.

We may issue as many distinct series of debt securities under the indenture as we wish. We may also from time to time without the consent of the holders of the debt securities create and issue further debt securities having the same terms and conditions as debt securities of an already issued series so that the further issue is consolidated and forms a single series with that series. This section summarizes all material terms of the debt securities and the guarantee that are common to all series, unless otherwise indicated in the prospectus supplement relating to a particular series.

This section summarizes the material provisions of the indenture, the debt securities and the guarantee. However, because it is a summary, it does not describe every aspect of the indenture, the debt securities or the guarantee. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including some of the terms used in the indenture. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference here or in the prospectus supplement.

Amounts That We May Issue

The indenture does not limit the aggregate amount of debt securities that we may issue or the number of series or the aggregate amount of any particular series. We may issue debt securities and other securities at any time without your consent and without notifying you.

The indenture and the debt securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the debt securities, except as described below under “—Covenants—Restriction on Liens”.

Principal Amount, Stated Maturity and Maturity

The principal amount of a series of debt securities means the principal amount payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount. Any debt securities owned by us or any of our affiliates are not deemed to be outstanding.

The term “stated maturity” with respect to any debt security means the day on which the principal amount of your debt securities is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of your debt securities. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Currency of Debt Securities

Amounts that become due and payable on your debt securities in cash will be payable in a currency, composite currency, basket of currencies or currency unit or units specified in your prospectus supplement. We refer to this currency, composite currency, basket of currencies or currency unit or units as a “specified currency”. The specified currency for your debt securities will be U.S. dollars, unless your prospectus supplement states otherwise. Some debt securities may have different specified currencies for principal and interest. You will have to pay for your debt securities by delivering the requisite amount of the specified currency for the principal to JPMorgan Chase Bank, N.A. or another firm that we name in your prospectus supplement, unless other arrangements have been made between you and us. We will make payments on your debt securities in the specified currency, except as described below in “—Payment and Paying Agents”. See “Risk Factors—Risks Relating to Debt Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency” above for more information about risks of investing in debt securities of this kind.

Form of Debt Securities

We will issue debt securities in global—i.e., book-entry—form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry securities below under “Legal Ownership”.

In addition, we will generally issue each debt security in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement.

Types of Debt Securities

We may issue any of the three types of debt securities described below. A debt security may have elements of each of the three types of debt securities described below. For example, a debt security may bear interest at a fixed rate for some periods and at a variable rate in others. Similarly, a debt security may provide for a payment of principal at maturity linked to an index and also bear interest at a fixed or variable rate.

Fixed Rate Debt Securities

A series of debt securities of this type will bear interest at a fixed rate described in the applicable prospectus supplement. This type includes zero coupon debt securities, which bear no interest and are instead issued at a price lower than the principal amount. The prospectus supplement relating to original issue discount securities will describe special considerations applicable to them.

Each series of fixed rate debt securities, except any zero coupon debt securities, will bear interest from their original issue date or from the most recent date to which interest on the debt securities have been paid or made available for payment. Interest will accrue on the principal of a series of fixed rate debt securities at the fixed yearly rate stated in the applicable prospectus supplement, until the principal is paid or made available for payment or the debt securities are converted or exchanged. Each payment of interest due on an interest payment date or the date of maturity will include interest accrued from and including the last date to which interest has been paid, or made available for payment, or from the issue date if none has been paid or made available for payment, but excluding the interest payment date or the date of maturity. We will compute interest on a series of fixed rate debt securities on the basis of a 360-day year of twelve 30-day months, unless your prospectus supplement provides that we will compute interest on a different basis. We will pay interest on each interest payment date and at maturity as described below under “—Additional Mechanics—Payment and Paying Agents”.

Variable Rate Debt Securities

A series of debt securities of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. If your debt securities are variable rate debt securities, the formula and any adjustments that apply to the interest rate will be specified in your prospectus supplement.

Each series of variable rate debt securities will bear interest from its original issue date or from the most recent date to which interest on the debt security has been paid or made available for payment. Interest will accrue on the principal of a series of variable rate debt securities at the yearly rate determined according to the interest rate formula stated in the applicable prospectus supplement, until the principal is paid or made available for payment. We will pay interest on each interest payment date and at maturity as described below under “—Additional Mechanics—Payment and Paying Agents”.

Calculation of Interest. Calculations relating to a series of variable rate debt securities will be made by the calculation agent, an institution that we appoint as our agent for this purpose. The prospectus supplement for a particular series of variable rate debt securities will name the institution that we have appointed to act as the calculation agent for that particular series as of its original issue date. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change. Absent manifest error, all determinations of the calculation will be final and binding on you and us, without any liability on the part of the calculation agent.

For a series of variable rate debt securities, the calculation agent will determine, on the corresponding interest calculation or determination date, as described in the applicable prospectus supplement, the interest rate that takes effect on each interest reset date. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period—i.e., the period from and including the original issue date, or the last date to which interest has been paid or made available for payment, to but excluding the payment date. For each interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face or other specified amount of the variable rate debt security by an accrued interest factor for the interest period. This factor will equal the sum of the interest factors calculated for each day during the interest period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate, also expressed as a decimal, applicable to that day by 360 or by the actual number of days in the year, as specified in the applicable prospectus supplement.

Upon the request of the holder of any variable rate debt security, the calculation agent will provide for that debt security the interest rate then in effect—and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

All percentages resulting from any calculation relating to a series of variable rate debt securities will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point, e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655). All amounts used in or resulting from any calculation relating to a series of variable rate debt securities will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

In determining the base rate that applies to a particular series of variable rate debt securities during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the applicable prospectus supplement. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any underwriter, dealer or agent participating in the distribution of the relevant variable rate debt securities and its affiliates.

Indexed Debt Securities

A series of debt securities of this type provides that the principal amount payable at its maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to:

•	securities of one or more issuers;

•	one or more currencies;

•	one or more commodities;

•	any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and/or

•	one or more indices or baskets of the items described above.

If you are a holder of indexed debt securities, you may receive an amount at maturity (including upon acceleration following an event of default) that is greater than or less than the face amount of your debt securities depending upon the formula used to determine the amount payable and the value of the applicable index at maturity. The value of the applicable index will fluctuate over time.

A series of indexed debt securities may provide either for cash settlement or for physical settlement by delivery of the underlying property or another property of the type listed above. A series of indexed debt securities may also provide that the form of settlement may be determined at our option or at the holder’s option. Some indexed debt securities may be convertible, exercisable or exchangeable, at our option or the holder’s option, into or for securities of CRH plc.

If you purchase an indexed debt security, your prospectus supplement will include information about the relevant index, about how amounts that are to become payable will be determined by reference to the price or value of that index and about the terms on which the security may be settled physically or in cash. The prospectus supplement will also identify the calculation agent that will calculate the amounts payable with respect to the indexed debt security and may exercise significant discretion in doing so. See “Risk Factors—Considerations Relating to Indexed Debt Securities” for more information about risks of investing in debt securities of this type.

Original Issue Discount Debt Securities

A fixed rate debt security, a variable rate debt security or an indexed debt security may be an original issue discount debt security. (Section 101 of the Indenture). A series of debt securities of this type is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. An original issue discount debt security may be a zero coupon debt security. A debt security issued at a discount to its principal may, for U.S. federal income tax purposes, be considered an original issue discount debt security, regardless of the amount payable upon redemption or acceleration of maturity. See “Material U.S. Federal and Irish Tax Consequences—United States Taxation—United States Holders—Original Issue Discount” for a brief description of the U.S. federal income tax consequences of owning an original issue discount debt security.

Information in the Prospectus Supplement

The specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and the pricing agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series of debt securities described in the prospectus supplement.

The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	the issue price;

•	the person to whom any interest on a security of the series will be payable if other than the person in whose name the security is registered;

•	any limit on the aggregate principal amount of the series of debt securities;

•	any stock exchange on which we will list the series of debt securities;

•	the date or dates on which we will pay the principal of the series of debt securities;

•	whether the series of debt securities are fixed rate debt securities, variable rate debt securities or indexed debt securities;

•	if the series of debt securities are fixed rate debt securities, the yearly rate at which the debt securities will bear interest, if any, and the interest payment dates;

•

if the series of debt securities are variable rate debt securities, the interest rate basis; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates; the day count used to calculate interest payments for any period; and the calculation agent;

•

if the series of debt securities are indexed debt securities, the principal amount, if any, we will pay you at maturity, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any, and the terms on which the debt securities will be exchangeable for or payable in cash, securities or other property;

•	if the series of debt securities are also original issue discount debt securities, the yield to maturity;

•

the place where any amounts due will be payable and where this series of debt securities can be registered, transferred, exchanged or converted as well as the place where any notices or demands for this series of debt securities may be served;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption at the option of the holder;

•

the period within which the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions that are not described in this prospectus, be redeemed by us or CRH plc and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	the denominations in which the series of debt securities will be issuable if in other than denominations of $1,000;

•

the currency of payment of principal, premium, if any, and interest on the series of debt securities if other than the currency of the United States of America and the manner of determining the equivalent amount in the currency of the United States of America;

•	any index or other formula used to determine the amount of payment of principal of, premium, if any, and interest on the series of debt securities;

•

if any payment on the debt securities of that series will be made, at our option or your option, in any currency other than in the currency in which the debt securities state that they will be payable, the terms and conditions regarding how that election shall be made;

•	the terms and conditions for any exchange or conversion of this series of debt securities or the guarantee;

•	if less than the entire principal amount is payable upon a declaration of acceleration of the maturity, that portion of the principal which is payable;

•	the applicability of the provisions described later under “Covenants—Defeasance and Discharge”;

•	if we may issue without your consent debt securities having the same terms and conditions as debt securities of an already issued series;

•

if the series of debt securities will be issuable in whole or part in the form of a global security as described under “Legal Ownership—Global Securities”, the form of any legends to be borne by such global security, the depositary or its nominee with respect to the series of debt securities, and any special circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or its nominee;

•	whether additional amounts will be payable as described later under “Special Situations—Payment of Additional Amounts”;

•	the forms of the debt securities of the series and the guarantees endorsed on them;

•	any changes in the covenants and the events of default described later under “Covenants” and “Events of Default”;

•	whether the debt securities of the series are defeasible in whole or in part and how we will have to demonstrate our election to defease if it is otherwise than by a resolution of our board;

•	any special U.S. federal income tax considerations relating to the series of debt securities;

•	the names and duties of any co-trustees, depositaries, authenticating agents, paying agents, transfer agents or registrars for the series of debt securities, as applicable; and

•	any other special features of the series of debt securities that are not inconsistent with the provisions of the indenture.

Guarantee

CRH plc will fully and unconditionally guarantee the payment of the principal of, premium, if any, and interest on the debt securities, including any additional amounts which may be payable in respect of the debt securities, as described under “Payment of Additional Amounts”. CRH plc guarantees the payment of such amounts when such amounts become due and payable, whether at the stated maturity of the debt securities, by declaration or acceleration, call for redemption or otherwise.

Legal Ownership

Street Name and Other Indirect Holders

Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal holders of debt securities. This is called holding in street name. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required. If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles debt securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if it were ever required;

•	whether and how you can instruct it to send your debt securities, registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security? A global security is a special type of indirectly held security, as described above under “Street Name and Other Indirect Holders”. If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders.

We require that the global security be registered in the name of a financial institution we select. In addition, we require that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether your series of debt securities will be issued only in the form of global securities.

Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

If you are an investor in debt securities that are issued only in the form of global debt securities, you should be aware that:

•	You cannot get debt securities registered in your own name.

•	You cannot receive physical certificates for your interest in the debt securities.

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You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities, as explained earlier under “Legal Ownership—Street Name and Other Indirect Holders”.

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You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates.

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The depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

•	The depositary will require that interests in a global security be purchased or sold within its system using same-day funds.

Special Situations When Global Security Will Be Terminated. In a few special situations described later, the global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in debt securities transferred to their own name so that they will be direct holders. The rights of street name investors and direct holders in the debt securities have been previously described in the subsections entitled “Legal Ownership—Street Name and Other Indirect Holders” and “Legal Ownership—Direct Holders”.

The special situations for termination of a global security are:

•	When the depositary notifies us or CRH plc that it is unwilling, unable or no longer qualified to continue as depositary.

•	When an event of default on the debt securities has occurred and has not been cured. Defaults are discussed below under “Default and Related Matters—Events of Default”.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not we or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders. (Sections 305 and 204)

In the remainder of this description “you” means direct holders and not street name or other indirect holders of debt securities. Indirect holders should read the subsection entitled “Street Name and Other Indirect Holders”.

Redemption and Repayment

Unless otherwise indicated in the applicable prospectus supplement, a series of debt securities will not be entitled to the benefit of any sinking fund—that is, we will not deposit money on a regular basis into any separate custodial account to repay a series of debt securities. In addition, we will not be entitled to redeem a series of debt securities before their stated maturity unless the applicable prospectus supplement specifies a redemption commencement date. You will not be entitled to require us to buy your debt securities from you, before its stated maturity, unless the prospectus supplement specifies one or more repayment dates.

If the prospectus supplement specifies a redemption commencement date or a repayment date, it will also specify one or more redemption prices or repayment prices, which may be expressed as a percentage of the principal amount of the debt securities. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

If the prospectus supplement specifies a redemption commencement date, your debt securities will be redeemable at our option at any time on or after that date or at a specified time or times. If we redeem your debt securities, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt securities are being redeemed.

If the prospectus supplement specifies a repayment date, the debt securities will be repayable at the holder’s option on the specified repayment date at the specified repayment price, together with interest accrued to the repayment date.

If we exercise an option to redeem any debt securities, we will give to the holder written notice of the principal amount of the debt securities to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date.

If the debt securities represented by a global debt security are subject to repayment at the holder’s option, the depositary or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect owners who own beneficial interests in the global debt security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

Overview of Remainder of This Description

The remainder of this description summarizes:

•	Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.

•	Your rights under several special situations, such as if we merge with another company, if we want to change a term of the debt securities or if we want to redeem the debt securities for tax reasons.

•	Your rights, under certain circumstances, to receive payment of additional amounts due to changes in the withholding requirements of various jurisdictions.

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Covenants contained in the indenture that restrict our or CRH plc’s ability to incur liens and undertake sale and leaseback transactions. A particular series of debt securities may have additional covenants.

•	Your rights if we or CRH plc default in respect of our or CRH plc’s obligations under the debt securities or experience other financial difficulties.

•	Our relationship with the trustee.

Additional Mechanics

Exchange and Transfer

The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless otherwise indicated in the prospectus supplement, in denominations that are even multiples of $1,000.

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an exchange.

You may exchange or transfer your debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring the securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the debt securities. (Section 305)

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a registered debt security will only be made if the security registrar is satisfied with your proof of ownership. (Section 305)

If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the issuance, registration, transfer or exchange of any debt securities of that series during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of the debt securities selected for redemption from the date of such selection and until they are redeemed. However, we will continue to permit transfers and exchanges of the unredeemed portion of the series of debt securities being partially redeemed. (Section 305)

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. (Section 301 and 307)

We will pay interest, principal and any other money due on your debt securities at the place of payment that we will maintain for this series of debt securities and describe in the prospectus supplement; or, if we fail to maintain such office, at the corporate trust office of the trustee in New York City. (Section 1002) That office is currently located at JPMorgan Chase Bank, N.A., Worldwide Securities Services, 4 New York Plaza, 15th Floor, New York, New York 10004. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. Interest on global securities will be paid to the holder thereof by wire transfer of same-day funds. (Section 307)

Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to, in the case of registered debt securities, the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We or CRH plc may also arrange for additional payment offices, and may cancel or change these offices, including our or CRH plc’s use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify the trustee of changes in the paying agents for any particular series of debt securities. (Section 1002)

Payments Due in Other Currencies. We will make payments on a global debt security in the applicable specified currency in accordance with the applicable policies as in effect from time to time of the depositary, which will be DTC, Euroclear or Clearstream. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities in global form.

Unless otherwise indicated in your prospectus supplement, holders are not entitled to receive payments in U.S. dollars of an amount due in another currency.

If the prospectus supplement specifies that holders may request that we make payments in U.S. dollars of an amount due in another currency, the exchange rate agent described below will calculate the U.S. dollar amount the holder receives in the exchange rate agent’s discretion. A holder that requests payment in U.S. dollars will bear all associated currency exchange costs, which will be deducted from the payment.

If we are obligated to make any payment in a specified currency other than U.S. dollars, and the specified currency or any successor currency is not available to us due to circumstances beyond our control—such as the imposition of exchange controls or a disruption in the currency markets—we will be entitled to satisfy our obligation to make the payment in that specified currency by making the payment in U.S. dollars, on the basis of the exchange rate determined by the exchange rate agent described below, in its discretion.

The foregoing will apply to any debt security and to any payment, including a payment at maturity. Any payment made under the circumstances and in a manner described above will not result in a default under any debt security or the applicable indenture.

If we issue a debt security in a specified currency other than U.S. dollars, we will appoint a financial institution to act as the exchange rate agent and will name the institution initially appointed when the debt security is originally issued in the applicable prospectus supplement. We may change the exchange rate agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change.

All determinations made by the exchange rate agent will be in its sole discretion unless we state in the applicable prospectus supplement that any determination requires our approval. In the absence of manifest error, those determinations will be conclusive for all purposes and binding on you and us, without any liability on the part of the exchange rate agent.

Notices

We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Sections 101 and 106)

Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us or CRH plc for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

Special Situations

Mergers and Similar Events

We and CRH plc are generally permitted to consolidate or merge, including under a scheme of arrangement, with another entity. We and CRH plc are also permitted to sell or lease substantially all of our assets to another firm or to buy or lease substantially all of the assets of another firm. However, neither we nor CRH plc may take any of these actions unless all the following conditions are met:

•	Where CRH plc merges out of existence or sells or leases substantially all its assets, the other firm must be duly organized and validly existing under the laws of the applicable jurisdiction.

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If such other entity is organized under the laws of a jurisdiction other than the United States, any State thereof, or the District of Columbia, or the Republic of Ireland, it must indemnify you against any tax, assessment or governmental charge or other cost or expense resulting from the transaction.

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Where we merge out of existence or sell or lease substantially all our assets, the other firm must be duly organized and validly existing under the laws of a U.S. State, or the District of Columbia or under U.S. federal law.

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If we or CRH plc merges out of existence or sells or leases substantially all of our or its assets, the surviving entity must execute a supplement to the indenture, known as a supplemental indenture. In the supplemental indenture, the entity must promise to be bound by every obligation in the indenture applicable to us or CRH plc, as the case may be, including CRH plc’s obligation to pay additional amounts described later under “Payment of Additional Amounts”.

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Neither we nor CRH plc may be in default on the debt securities or guarantees immediately prior to such action and such action must not cause a default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described later under “Default and Related Matters—Events of Default—What is An Event of Default”? A default for this purpose would also include any event that would be an event of default if the requirements for notice of default or existence of defaults for a specified period of time were disregarded.

•	We or CRH plc, as the case may be, must deliver certain certificates and other documents to the trustee with respect to the compliance of the consolidation or merger with the indenture.

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Neither our nor CRH plc’s assets or properties may become subject to any impermissible lien unless the debt securities issued under the indenture are secured equally and ratably with the indebtedness secured by the impermissible lien. Impermissible liens are described in further detail below under “Restrictions on Liens”. (Section 801)

Modification and Waiver

There are three types of changes we can make to the indenture and the debt securities.

Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:

•	change the stated maturity of the principal, or any instalment of principal, or interest on a debt security;

•	reduce any amounts and the rate of interest of a debt security or any premium due upon its redemption;

•	change any obligation of CRH plc to pay additional amounts described later under “Payment of Additional Amounts”;

•	reduce the amount of principal payable upon acceleration of the maturity of an original issue discount security or any other debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair any of the conversion rights of your debt security;

•	impair your right to sue for payment or conversion;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with various provisions of the indenture or to waive various defaults;

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modify any other aspect of the provisions dealing with modification and waiver of the indenture, unless to provide that additional provisions of the indenture cannot be modified or waived without your consent; and

•	modify or affect in any manner adverse to you the obligations of CRH plc that relate to payment of principal, premium and interest, sinking fund payments and conversion rights. (Section 902)

Changes Requiring a Majority Vote. The second type of change to the indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes, amendments, supplements and other changes that would not adversely affect holders of the debt securities in any material respect. (Sections 901 and 902) The same majority vote would be required for us to obtain a waiver of all or part of the covenants described below or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indentures or the debt securities listed in the first category described previously under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Section 513)

Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 901)

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

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For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

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For debt securities whose principal amount cannot be determined at the time of issuance (for example, because it is based on an index), we will use a special rule for that security described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or currency units we will use the U.S. dollar equivalent.

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Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption and notice has been given to you of such redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Covenants—Defeasance and Discharge”. (Section 101-“Outstanding”)

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We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we may specify (or as the trustee may specify, if it sets the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 104)

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Optional Tax Redemption

Your debt securities of any series may be redeemed in whole but not in part, in the three situations described below. The redemption price for the debt securities, other than original issue discount debt securities, will be equal to the principal amount of the debt securities being redeemed plus accrued interest and any additional amounts due on the date fixed for redemption. The redemption price for original issue discount debt securities will be specified in the prospectus supplement for such securities. Furthermore, you must receive between 30 and 60 days’ notice before your debt securities are redeemed. (Section 1104)

The first situation is where, as a result of a change in, execution of or amendment to any laws or treaties or the official application or interpretation of any laws or treaties, CRH plc determines that it would be required to pay additional amounts as described later under “Payment of Additional Amounts.”

This applies only in the case of changes, executions or amendments that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities and in the jurisdiction where CRH plc is incorporated. If CRH plc has been succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which such successor entity is organized, and the applicable date will be the date the entity became a successor.

We or CRH plc would not have the option to redeem in this case if we could have avoided the payment of additional amounts or the deduction or withholding by using reasonable measures available to us.

The second situation is where, as a result of a change in, execution of or amendment to any laws or treaties or the official application or interpretation of any laws or treaties, CRH plc or any of its subsidiaries determines that it would have to deduct or withhold tax on any payment to CRH America, Inc. to enable it to make a payment of principal or interest on a debt security, including the payment of additional amounts as described later under “Payment of Additional Amounts”.

This applies only in the case of changes, executions or amendments that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities and in the jurisdiction where CRH plc is incorporated. If CRH plc has been succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which such successor entity is organized, and the applicable date will be the date the entity became a successor.

We or CRH plc would not have the option to redeem in this case if we could have avoided the payment of additional amounts or the deduction or withholding by using reasonable measures available to us.

The third situation is where, following a merger, consolidation or sale or lease of CRH plc’s assets to a person that assumes or, if applicable, guarantees CRH America, Inc.’s obligations on the debt securities, that person is required to pay additional amounts as described later under “Payment of Additional Amounts”.

We, or the other person, would have the option to redeem the debt securities in this situation even if additional amounts became payable immediately upon completion of the merger or sale transaction, including in connection with an internal corporate reorganization. Neither we nor that person have any obligation under the indenture to seek to avoid the obligation to pay additional amounts in this situation.

We, or that person, as applicable, shall deliver to the Trustee an officer’s certificate to the effect that the circumstances required for redemption exist. (Section 1108)

Payment of Additional Amounts

The government of any jurisdiction where CRH plc is incorporated or, if different, tax resident may require CRH plc to withhold amounts from payments on the principal or interest on a debt security or any amounts to be paid under the guarantee, as the case may be, for taxes or any other governmental charges. If any such jurisdiction requires a withholding of this type, CRH plc may be required to pay you an additional amount so that the net amount you receive will be the amount specified in the debt security to which you are entitled.

CRH plc will not be required to make any payment of additional amounts under any of the following circumstances:

•	The United States government or any political subdivision of the United States government is the entity that is imposing the tax or governmental charge.

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The tax or charge is imposed only because the holder, or a fiduciary, settlor, beneficiary or member or shareholder of, or possessor of a power over, the holder, if the holder is an estate, trust, partnership or corporation, was or is connected to the taxing jurisdiction. These connections include, but are not limited to, where the holder or related party:

•	is or has been a citizen or resident of the jurisdiction;

•	is or has been engaged in trade or business in the jurisdiction; or

•	has or had a permanent establishment in the jurisdiction.

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The tax or charge is imposed due to the presentation of a debt security, if presentation is required, for payment on a date more than 30 days after the security became due or after the payment was provided for.

•	There is an estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge.

•	The tax, assessment or governmental charge is payable in a manner that does not involve withholdings.

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The tax, assessment or governmental charge is imposed or withheld because the holder or beneficial owner failed to comply with any of our or CRH plc’s requests for the following that the statutes, treaties, regulations or administrative practices or the taxing jurisdiction require as a precondition to exemption from all or part of such withholding:

•	to provide information about the nationality, residence or identity of the holder or beneficial owner; or

•	to make a declaration or satisfy any other information requirements.

•	The withholding or deduction is imposed pursuant to the EU Directive on Taxation of Savings (2003/48/EC), or any law implementing such Directive.

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The withholding or deduction is imposed on a holder or beneficial owner who could have avoided such withholding or deduction by presenting its debt securities to another paying agent in a member state of the European Union.

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The holder is a fiduciary or partnership or an entity that is not the sole beneficial owner of the payment of the principal of, or any interest on, any security, and the laws of the jurisdiction require the payment to be included in the income of a beneficiary or settlor for tax purposes with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of such security.

These provisions will also apply to any taxes, assessments or governmental charges imposed by any jurisdiction in which a successor to CRH plc is incorporated. The prospectus supplement relating to the debt securities may describe additional circumstances in which CRH plc would not be required to pay additional amounts.

Additional amounts may also be payable in the event of certain consolidations, mergers, sales of assets or assumptions of obligations. For more information see “Mergers and Similar Events”, “Optional Tax Redemption” and “Material U.S. Federal and Irish Tax Consequences.” Under the indenture, CRH plc or any subsidiary of CRH plc may assume our obligations under the debt securities. This may be a taxable event to U.S. holders. U.S. holders may be treated as having exchanged their debt securities for other debt securities issued by CRH plc or such subsidiary and may have to recognize gain or loss for U.S. federal income tax purposes upon such assumption.

Covenants

Restrictions on Liens

Some of our or CRH plc’s property may be subject to a mortgage or other legal mechanism that gives our or CRH plc’s lenders preferential rights in that property over other lenders, including you and the other direct holders of the debt securities, or over our and CRH plc’s general creditors if we fail to pay them back. These preferential rights are called liens. We and CRH plc promise that we will not become obligated on any new debt for borrowed money that is secured by a lien on any of our or CRH plc’s properties, which are described further below, unless we or CRH plc grant an equivalent or higher-ranking lien on the same property to you and the other direct holders of the debt securities.

Neither we nor CRH plc need to comply with this restriction if the amount of all debt that would be secured by liens on our or CRH plc’s properties, which are described further below, excluding the debt secured by the liens that are listed later, does not exceed 10% of CRH plc’s consolidated shareholders’ funds. (Section 1008) Consolidated shareholders’ funds refers to:

•	The paid up capital of CRH plc; plus

•	The consolidated capital and revenue reserves of CRH plc, capital grants, deferred taxation and minority shareholders’ interests, but deducting the amount of repayable government grants; minus

•	Any revaluation upwards after the end of CRH plc’s latest fiscal year preceding the issuance of any particular series of securities of plant and machinery.

This restriction on liens applies only to liens for borrowed money. For example, liens imposed by operation of law or by order of a court, such as liens to secure statutory obligations for taxes or workers’ compensation benefits, or liens we create to secure obligations to pay legal judgments or surety bonds, would not be covered by this restriction. This restriction on liens also does not apply to debt secured by a number of different types of liens, and we can disregard this debt when we calculate the limits imposed by this restriction. These types of liens include the following:

•	any lien existing on or before the date of the issuance of the applicable series of debt securities.

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any lien over any property that we or CRH plc acquired as security for, or for indebtedness incurred, to finance all or part of the price of its acquisition, construction, development, modification or improvement.

•	any lien over any property that we or CRH plc acquired subject to the lien, provided the lien was not created in anticipation of the acquisition of that property.

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any lien to secure indebtedness for borrowed money incurred in connection with a specifically identifiable project where the lien relates to a property involved in the project and that we or CRH plc acquired after the date of the issuance of the applicable series of debt securities.

•	any lien securing our or CRH plc’s indebtedness for borrowed money incurred in connection with the financing of accounts receivable.

•	any lien incurred or deposits made in the ordinary course of business which do not involve borrowed money including but not limited to,

•	any mechanics’, materialsmen’s, carriers’, workmen’s, vendors’ or similar lien,

•	any lien arising in connection with equipment leases,

•	any easements or rights-of-way restrictions and other similar charges.

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any lien upon specific items of our or CRH plc’s inventory or other goods and proceeds securing our or CRH plc’s obligations in respect of bankers’ acceptances issued or created to purchase, ship or store such inventory or other goods.

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any lien or deposits securing the performance of tenders, bids, leases, trade contracts (other than for borrowed money), statutory obligations, surety bonds, appeal bonds, government contracts, performance bonds, return-of-money bonds and other similar obligations incurred in the ordinary course of business.

•	any lien securing industrial revenue, development, first mortgage bonds issued to secure other bonds or similar bonds issued by or for the benefit of us or CRH plc.

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any lien on our or CRH plc’s property required by contract or any applicable laws, rules, regulations or statutes, securing our or CRH plc’s obligations and payments under a contract with a governmental entity or in relation to a contract entered into at the request of a governmental entity.

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any statutory or contractual right of set-off, including rights of financial institutions to offset credit balances in connection with the operation of cash management programs established for the benefit of us or CRH plc or in connection with the issuance of letters of credit for the benefit of us or CRH plc, any lien created on compensating credit balances and any lien created on amounts of a nature similar to such credit balances held in trust, in each case (other than a statutory right of set-off) to the extent required by a financial institution as security for financing provided to us, CRH plc or any direct or indirect subsidiary of CRH plc.

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any lien securing liabilities under agreements with the Exports Credit Guarantee Department of the British government, or similar forms of credit, over sums due under any contract for the purchase, supply or installation of plant and/or machinery.

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any lien constituted by a right of set off or right over a margin call account or any form of cash or cash collateral or any similar arrangement for obligations related to the hedging or management of risks under transactions involving any currency or interest rate swap, cap or collar arrangements, forward exchange transaction, option, warrant, forward rate agreement, futures contract or other derivative instrument of any kind.

•	any lien arising out of title retention or like provisions in connection with the purchase of goods and equipment in the ordinary course of business.

•	any lien securing taxes or assessments or other applicable governmental charges or levies.

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any lien securing reimbursement obligations under letters of credit, guaranties and other forms of credit enhancement given in connection with the purchase of goods and equipment in the ordinary course of business.

•	any lien in favor of CRH plc or any subsidiary of CRH plc.

•	any extension, renewal or replacement, as a whole or in part, of any lien included earlier in this list; and

•	the amount does not exceed the principal amount of the borrowed money secured by the lien which is to be so extended, renewed or replaced; and

•	the extension, renewal, or replacement lien is limited to all or part of the same property, including improvements that secured the lien to be extended, renewed or replaced.

Restrictions on Sales and Leasebacks

Neither we nor CRH plc will enter into any sale and leaseback transaction involving a property other than as allowed by the indenture covenant relating to these. A sale and leaseback transaction is an arrangement between us or CRH plc and any person where we or CRH plc lease a property that we or CRH plc has owned for more than 270 days and has sold to that person or to any person to whom that person has advanced funds on the security of the property.

This restriction on sales and leasebacks does not apply to any sale and leaseback transaction that is between CRH plc and one of its subsidiaries, or between a subsidiary of CRH plc and any other subsidiary of CRH plc. It also does not apply to any lease with a term, including renewals, of three years or less. Further, the indenture does not restrict the ability of any subsidiary of CRH plc (other than CRH America, Inc.) to enter into sale and leaseback transactions.

The covenant allows us or CRH plc to enter into sale and leaseback transactions in two additional situations. First, we or CRH plc may enter sale and leaseback transactions if we could grant a lien on the property in an amount equal to the indebtedness attributable to the sale and leaseback transaction without being required to grant an equivalent or higher-ranking lien to you and the other direct holders of the debt securities under the restriction on liens described above.

Second, we or CRH plc may enter into sale and leaseback transactions if, within one year of the transaction, we or CRH plc, as the case may be, invest an amount equal to at least the net proceeds of the sale of the property that we or CRH plc, as the case may be, lease in the transaction or the fair value of that property, whichever is greater. This amount must be invested in any of our or CRH plc’s property or used to retire any indebtedness for money that we or CRH plc borrowed, incurred or assumed. (Section 1009)

Defeasance and Covenant Defeasance

The following discussion of defeasance and discharge will be applicable to your series of debt securities only if the prospectus supplement applicable to the series so states. (Article 13)

Defeasance and Discharge

We and CRH plc can legally release ourselves from any payment or other obligations on the debt securities, except for various obligations described below, if we, in addition to other actions, put in place the following arrangements for you to be repaid:

•

We or CRH plc must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities any combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	We or CRH plc must deliver to the trustee a legal opinion of our or CRH plc’s counsel confirming that either:

•	there has been a change in U.S. federal income tax law; or

•	we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling to the effect that we may make the above deposit and have such release without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

•

If the debt securities are listed on any stock exchange, we must deliver to the trustee an officer’s certificate confirming that the deposit, defeasance and discharge will not cause the debt securities to be delisted. (Section 1304)

However, even if we or CRH plc take these actions, a number of our obligations relating to the debt securities will remain. These include the following obligations:

•	to register the issuance, transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust. (Section 1302)

Covenant Defeasance

We or CRH plc can be legally released from compliance with certain covenants, including those described under “Covenants” and any that may be described in the applicable prospectus supplement and including the related Events of Default if, in addition to other actions, we or CRH plc take all the steps described above under “Defeasance and Covenant Discharge” except that the opinion of counsel does not have to refer to a change in United States Federal income tax laws or a ruling from the United States Internal Revenue Service. (Section 1303)

Default And Related Matters

Ranking

The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is An Event of Default? The term event of default means any of the following:

•	Neither we nor CRH plc pay the principal or any premium on a debt security on its due date or, in the case of technical difficulties, within 1 day of its due date.

•	Neither we nor CRH plc pay interest on a debt security within 30 days of its due date.

•

Neither we nor CRH plc deposit any sinking fund payment within 30 days of its due date, if we agreed to maintain a sinking fund for your debt securities and the other debt securities of the same series.

•

We or CRH plc remain in breach of a covenant or any other term of the indenture or series of debt securities for 90 days after we or CRH plc, as the case may be, receive a notice of default stating we or CRH plc, as the case may be, are in breach. The notice must be sent by either the trustee or by the holders of 25% of the principal amount of debt securities of the affected series.

•	We or CRH plc file for bankruptcy or certain other events or a judgment in bankruptcy or a similar judgment is entered.

•	Our or CRH plc’s other borrowings in principal amount of at least US$50,000,000 are accelerated by reason of a default and steps are taken to obtain repayment of these borrowings.

•

We or CRH plc fail to make a payment of principal of at least US$50,000,000 or fail to honor any guarantee or indemnity with respect to borrowings of at least US$50,000,000 and steps are taken to enforce either of these obligations.

•

Any mortgage, pledge or other charge granted by us or CRH plc in relation to any borrowing of at least US$50,000,000 becomes enforceable and steps are taken to enforce the mortgage, pledge or other charge, as the case may be.

•

There is a default in the conversion of any convertible securities of the series in question and this default continues for 90 days after we or CRH plc, as the case may be, receive a notice of default stating we or CRH plc, as the case may be, are in breach. The notice must be sent by either the trustee or by the holders of 25% of the principal amount of debt securities of the affected series.

•	Any other event of default described in the prospectus supplement occurs. (Section 501)

Remedies If an Event of Default Occurs. If an event of default, other than a bankruptcy or similar event of default, has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount and any other amounts, including accrued interest, of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. In a bankruptcy or similar event of default, the entire principal amount of all the debt securities will automatically become due and immediately payable. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series if we or CRH plc have paid the outstanding amounts due because of the acceleration of maturity and we or CRH plc have satisfied certain other conditions. (Section 502)

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. (Section 603) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 512)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•

The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•

The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity and the trustee has not received an inconsistent direction from the holders of a majority in principal amount of all outstanding debt securities during that period. (Section 507)

However, such limitations do not apply to a suit instituted by you for the enforcement of payment of the principal of or interest on a debt security on or after the respective due dates. (Section 508)

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We and CRH plc will furnish to the trustee every year a written statement of certain of our and CRH plc’s officers certifying that, to their knowledge, we and CRH plc are in compliance with the indenture and the debt securities, or else specifying any default. (Section 1005)

Regarding The Trustee

The Trustee under the Indenture is JPMorgan Chase Bank, N.A. In addition to acting as Trustee, JPMorgan Chase Bank, N.A. also maintains various banking and trust relationships with us and some of our affiliates. JPMorgan Chase Bank, N.A. has advised us that its parent, JPMorgan Chase & Co. (“JPMorgan), has entered into an agreement with the Bank of New York Company (“BNY”) pursuant to which JPMorgan intends to exchange portions of JPMorgan Chase Bank, N.A.’s corporate trust business, including municipal and corporate trusteeships, for the consumer, small business and middle market banking businesses of BNY’s subsidiary, The Bank of New York. JPMorgan Chase Bank, N.A. has further advised us that this exchange transaction has been approved by both companies’ boards of directors, is subject to regulatory approvals, and is expected to close in the late third quarter or fourth quarter of 2006. Upon closing of the exchange transaction, JPMorgan Chase Bank, N.A. anticipates that The Bank of New York would succeed it as Trustee under the Indenture.

If an event of default occurs, or an event occurs that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded, the trustee may be considered to have a conflicting interest with respect to the debt securities or the indenture for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign as trustee under the applicable indenture and we or CRH plc would be required to appoint a successor trustee. (Section 608)

CLEARANCE AND SETTLEMENT

Securities we or CRH plc issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by the Depository Trust Company, or DTC, in the United States, Clearstream Banking, Société Anonyme, or Clearstream, Luxembourg, in Luxembourg and Euroclear Bank S.A./N.V., or Euroclear, in Brussels, Belgium. These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for securities we or CRH plc issue in global form will be made in U.S. dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.

Global securities will be registered in the name of a nominee for, and accepted for settlement and clearance by, one or more of, Euroclear, Clearstream, Luxembourg, DTC and any other clearing system identified in the applicable prospectus supplement.

Cross-market transfers of securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities. Investors in securities that are issued outside of the United States, its territories and possessions must initially hold their interests through Euroclear, Clearstream, Luxembourg or the clearance system that is described in the applicable prospectus supplement.

The policies of DTC, Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to the investors’ interests in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

Euroclear and Clearstream, Luxembourg hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream Luxembourg’s names on the books of their respective depositaries which, in the case of securities for which a global security in registered form is deposited with DTC, in turn hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

We and CRH plc have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We and CRH plc have no responsibility for any aspect of the records kept by DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We and CRH plc also do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

DTC, Clearstream, Luxembourg, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our and CRH plc’s understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The Clearing Systems

DTC

DTC has advised us and CRH plc as follows:

•	DTC is:

(1) a limited purpose trust company organized under the laws of the State of New York;

(2) a member of the Federal Reserve System;

(3) a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

(4) a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities  Exchange Act of 1934.

•

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

•

Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that have relationships with participants.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream, Luxembourg

Clearstream, Luxembourg has advised us and CRH plc as follows:

•

Clearstream, Luxembourg is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the supervision of the financial sector (Commission de surveillance du secteur financier).

•

Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry transfers between the accounts of its customers. This eliminates the need for physical movement of certificates.

•

Clearstream, Luxembourg provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships.

•

Clearstream, Luxembourg’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries. Its U.S. customers are limited to securities brokers and dealers and banks.

•

Indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear

Euroclear has advised us and CRH plc as follows:

•

Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financière) and the National Bank of Belgium (Banque Nationale de Belgique).

•

Euroclear holds securities for its participants and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payments, thereby eliminating the need for physical movement of certificates.

•

Euroclear provides other services to its participants, including credit, custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several countries.

•	Euroclear customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and certain other professional financial intermediaries.

•	Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers.

•	All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Other Clearing Systems

We or CRH plc may choose any other clearing system for a particular issuance of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

Primary Distribution

The distribution of the securities will be cleared through one or more of the clearing systems described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.

Clearance and settlement procedures may vary from one issuance of securities to another according to the currency that is chosen for the specific issuance of securities. Customary clearance and settlement procedures are described below.

We or CRH plc will submit applications to the relevant system or systems for the securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the prospectus supplement.

Clearance and Settlement Procedures—DTC

DTC participants that hold securities through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System.

Securities will be credited to the securities custody accounts of these DTC participants against payment in same-day funds, for payments in U.S. dollars, on the settlement date. For payments in a currency other than U.S. dollars, securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures—Euroclear and Clearstream, Luxembourg

We and CRH plc understand that investors that hold their securities through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form.

Securities will be credited to the securities custody accounts of Euroclear and Clearstream, Luxembourg participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

Trading between DTC Participants

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System.

If payment is made in U.S. dollars, settlement will be in same-day funds. If payment is made in a currency other than U.S. dollars, settlement will be free of payment. If payment is made other than in U.S. dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading between Euroclear and/or Clearstream, Luxembourg Participants

We and CRH plc understand that secondary market trading between Euroclear and/or Clearstream, Luxembourg participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form.

Trading between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

A purchaser of securities that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream, Luxembourg at least one business day prior to settlement. The instructions will provide for the transfer of the securities from the selling DTC participant’s account to the account of the purchasing Euroclear or Clearstream, Luxembourg participant. Euroclear or Clearstream, Luxembourg, as the case may be, will then instruct the common depositary for Euroclear and Clearstream, Luxembourg to receive the securities either against payment or free of payment.

The interests in the securities will be credited to the respective clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the securities will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the securities will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream, Luxembourg cash debit will be valued as of the actual settlement date instead.

Euroclear participants or Clearstream, Luxembourg participants will need the funds necessary to process same-day funds settlement. The most direct means of doing this is to pre-position funds for settlement, either from cash or from existing lines of credit, as for any settlement occurring within Euroclear or Clearstream, Luxembourg. Under this approach, participants may take on credit exposure to Euroclear or Clearstream, Luxembourg until the securities are credited to their accounts one business day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to them, participants can choose not to pre-position funds and will instead allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream, Luxembourg participants purchasing securities would incur overdraft charges for one business day (assuming they cleared the overdraft as soon as the securities were credited to their accounts). However, interest on the securities would accrue from the value date. Therefore, in many cases, the investment income on securities that is earned during that one business day period may substantially reduce or offset the amount of the overdraft charges. This result will, however, depend on each participant’s particular cost of funds.

Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver securities to the depositary on behalf of Euroclear participants or Clearstream, Luxembourg participants. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.

Special Timing Considerations

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the securities through Clearstream, Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the securities, or to receive or make a payment or delivery of the securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

MATERIAL U.S. FEDERAL AND IRISH TAX CONSEQUENCES

United States Taxation

This section describes the material United States federal income tax consequences of owning the debt securities we are offering. It is the opinion of Sullivan & Cromwell LLP, our United States counsel. It applies to you only if you acquire debt securities in the offering or offerings contemplated by this prospectus and you hold your debt securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns debt securities that are a hedge or that are hedged against interest rate or currency risks,

•	a person that owns debt securities as part of a straddle or conversion transaction for tax purposes,

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or

•	persons subject to the alternative minimum tax.

This section deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement. This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the debt security, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the debt security should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the debt security.

Please consult your own tax advisor concerning the consequences of owning these debt securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a debt security and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “United States Alien Holders” below.

Payments of Interest

Except as described below in the case of interest on a discount debt security that is not qualified stated interest each as defined below under “Original Issue Discount-General”, you will be taxed on any interest on your debt security, whether payable in U.S. dollars or a foreign currency, including a composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

•

Cash Basis Taxpayers. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

•

Accrual Basis Taxpayers. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year. If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service. When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your debt security, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Original Issue Discount

General. If you own a debt security, other than a short-term debt security with a term of one year or less, it will be treated as a discount debt security issued at an original issue discount if the amount by which the debt security’s stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a debt security’s issue price will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A debt security’s stated redemption price at maturity is the total of all payments provided by the debt security that are not payments of qualified stated interest. Generally, an interest payment on a debt security is qualified stated interest if it is one of a series of stated interest payments on a debt security that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the debt security. There are special rules for variable rate debt securities that are discussed under “Variable Rate Debt Securities”.

In general, your debt security is not a discount debt security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of  1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your debt security will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your debt security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the debt security, unless you make the election described below under “Election to Treat All Interest as Original Issue Discount”. You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made

divided by:

•	the stated principal amount of the debt security.

Generally, if your discount debt security matures more than one year from its date of issue, you must include original issue discount, or OID, in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your debt security. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount debt security for each day during the taxable year or portion of the taxable year that you hold your discount debt security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount debt security and you may vary the length of each accrual period over the term of your discount debt security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the discount debt security must occur on either the first or final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount debt security’s adjusted issue price at the beginning of the accrual period by your debt security’s yield to maturity, and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your debt security allocable to the accrual period.

You must determine the discount debt security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount debt security’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount debt security’s issue price and any accrued OID for each prior accrual period, and then

•	subtracting any payments previously made on your discount debt security that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your discount debt security contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your debt security, other than any payment of qualified stated interest, and

•	your debt security’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium. If you purchase your debt security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your debt security after the purchase date but is greater than the amount of your debt security’s adjusted issue price, as determined above under “General”, the excess is acquisition premium. If you do not make the election described below under “Election to Treat All Interest as Original Issue Discount”, then you must reduce the daily portions of OID by a fraction equal to:

•	the excess of your adjusted basis in the debt security immediately after purchase over the adjusted issue price of the debt security divided by:

•	the excess of the sum of all amounts payable, other than qualified stated interest, on the debt security after the purchase date over the debt security’s adjusted issue price.

Pre-Issuance Accrued Interest. An election may be made to decrease the issue price of your debt security by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your debt security is attributable to pre-issuance accrued interest,

•	the first stated interest payment on your debt security is to be made within one year of your debt security’s issue date, and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your debt security.

Debt Securities Subject to Contingencies Including Optional Redemption. Your debt security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date and

•	one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

Notwithstanding the general rules for determining yield and maturity, if your debt security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then:

•

in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your debt security, and

•

in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your debt security.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your debt security for the purposes of those calculations by using any date on which your debt security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your debt security as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your debt security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your debt security using the constant-yield method described above under “General”, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under “Debt Securities Purchased at a Premium,” or acquisition premium.

If you make this election for your debt security, then, when you apply the constant-yield method:

•	the issue price of your debt security will equal your cost,

•	the issue date of your debt security will be the date you acquired it, and

•	no payments on your debt security will be treated as payments of qualified stated interest.

Generally, this election will apply only to the debt security for which you make it; however, if the debt security has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount debt security, you will be treated as having made the election discussed below under “Market Discount” to include market discount in income currently over the life of all debt instruments that you currently own or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a debt security or the deemed elections with respect to amortizable bond premium or market discount debt securities without the consent of the Internal Revenue Service.

Variable Rate Debt Securities. Your debt security will be a variable rate debt security if:

•	your debt security’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

1. .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or

2. 15 percent of the total noncontingent principal payments; and

•	your debt security provides for stated interest, compounded or paid at least annually, only at:

1. one or more qualified floating rates,

2. a single fixed rate and one or more qualified floating rates,

3. a single objective rate, or

4. a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your debt security will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or

•	the rate is equal to such a rate multiplied by either:

1. a fixed multiple that is greater than 0.65 but not more than 1.35 or

2. a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

•

the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

If your debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

Your debt security will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the debt security.

Your debt security will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate,

•

the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party, and

•

the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security’s term.

An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if your variable rate debt security provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your debt security is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.

If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your debt security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate debt security,

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above,

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate debt security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security.

If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Debt Securities. In general, if you are an individual or other cash basis United States holder of a short-term debt security, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so (although it is possible that you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term debt securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term debt security will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term debt securities, you will be required to defer deductions for interest on borrowings allocable to your short-term debt securities in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term debt security, including stated interest, in your short-term debt security’s stated redemption price at maturity.

Foreign Currency Discount Debt Securities. If your discount debt security is denominated in, or determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount debt security in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under “United States Holders—Payments of Interest”. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your debt security.

Market Discount. You will be treated as if you purchased your debt security, other than a short-term debt security, at a market discount, and your debt security will be a market discount debt security if:

•	you purchase your debt security for less than its issue price as determined above under “Original Issue Discount—General” and

•

the difference between the debt security’s stated redemption price at maturity or, in the case of a discount debt security, the debt security’s revised issue price, and the price you paid for your debt security is equal to or greater than  1/4 of 1 percent of your debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity. To determine the revised issue price of your debt security for these purposes, you generally add any OID that has accrued on your debt security to its issue price.

If your debt security’s stated redemption price at maturity or, in the case of a discount debt security, its revised issue price, exceeds the price you paid for the debt security by less than  1/4 of 1 percent multiplied by the number of complete years to the debt security’s maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

You must treat any gain you recognize on the maturity or disposition of your market discount debt security as ordinary income to the extent of the accrued market discount on your debt security. Alternatively, you may elect to include market discount in income currently over the life of your debt security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount debt security and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your debt security in an amount not exceeding the accrued market discount on your debt security until the maturity or disposition of your debt security.

You will accrue market discount on your market discount debt security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the debt security with respect to which it is made and you may not revoke it.

Debt Securities Purchased at a Premium

If you purchase your debt security for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your debt security by the amount of amortizable bond premium allocable to that year, based on your debt security’s yield to maturity. If your debt security is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your debt security is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also “Original Issue Discount—Election to Treat All Interest as Original Issue Discount”.

Purchase, Sale and Retirement of the Debt Securities

Your tax basis in your debt security will generally be the U.S. dollar cost, as defined below, of your debt security, adjusted by:

•	adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your debt security, and then

•	subtracting any payments on your debt security that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on your debt security.

If you purchase your debt security with foreign currency, the U.S. dollar cost of your debt security will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your debt security is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your debt security will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

You will generally recognize gain or loss on the sale or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your debt security. If your debt security is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on the date the debt security is disposed of or retired, except that in the case of a debt security that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, will determine the amount realized based on the U.S. dollar value of the specified currency on the settlement date of the sale.

You will recognize capital gain or loss when you sell or retire your debt security, except to the extent:

•	described above under “Original Issue Discount—Short-Term Debt Securities” or “Market Discount”,

•	attributable to accrued but unpaid interest,

•	the rules governing contingent payment obligations apply, or

•	attributable to changes in exchange rates as described below.

Capital gain of a noncorporate United States holder that is recognized before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

You must treat any portion of the gain or loss that you recognize on the sale or retirement of a debt security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Other Than U.S. Dollars

If you receive foreign currency as interest on your debt security or on the sale or retirement of your debt security, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase debt securities or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

Indexed Debt Securities

The applicable prospectus supplement will discuss any special United States federal income tax rules with respect to debt securities the payments on which are determined by reference to any index and other debt securities that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate debt securities.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a debt security and are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debt security.

If you are a United States holder, this subsection does not apply to you.

This discussion assumes that the debt security is not subject to the rules of Section 871(h)(4)(A) of the Internal Revenue Code, relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a debt security:

•

we and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest, including OID, to you if, in the case of payments of interest:

1. you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

2. you are not a controlled foreign corporation that is related to us through stock ownership, and

3. the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

a. you have furnished to the U.S. payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

b. in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as the beneficial owner of the payment for United States federal income tax purposes and as a non-United States person,

c. the U.S. payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

i. a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

ii. a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

iii. a U.S. branch of a non-United States bank or of a non-United States insurance company,

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the debt securities in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

d. the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

i. certifying to the U.S. payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

ii. to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

e. the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the debt securities in accordance with U.S. Treasury regulations; and

•	no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your debt security.

Further, a debt security held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death and

•	the income on the debt security would not have been effectively connected with a United States trade or business of the decedent at the same time.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Recently-promulgated Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the debt securities are denominated in a foreign currency, a United States holder (or a United States alien holder that holds the debt securities in connection with a U.S. trade or business) that recognizes a loss with respect to the debt securities that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of debt securities.

Backup Withholding and Information Reporting

In general, if you are a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your debt security, and the accrual of OID on a discount debt security. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your debt security before maturity within the United States. Additionally, backup withholding will apply to any payments, including payments of OID, if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

In general, if you are a United States alien holder, payments of principal, premium or interest, including OID, made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “United States Alien Holders” are satisfied or you otherwise establish an exemption. However, we and other payors are required to report payments of interest on your debt securities on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of debt securities effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

•	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or

•	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made outside the United States to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

In general, payment of the proceeds from the sale of debt securities effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of debt securities effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Irish Taxation

This section describes the material Irish tax consequences of owning the debt securities we are offering. It is the opinion of Arthur Cox, our Irish counsel. It applies to you only if you acquire debt securities in the offering or offerings contemplated by this prospectus and you hold your debt securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	dealers in securities,

•	a bank or insurance company,

•	a charity or other tax exempt organisation, or

•	a trusts or other person who is not the beneficial owner of the debt securities.

The summary does not constitute tax or legal advice and prospective investors should consult their professional advisers on the tax implications of the purchase, holding, redemption or sale of the debt securities and the receipt of income thereon under the laws of Ireland or their country of residence, citizenship or domicile.

Withholding Tax

As the debt securities are issued by us and we are not resident in Ireland for tax purposes and do not maintain a register for the debt securities in Ireland, we will not be obliged to make any deduction or withholding for or on account of Irish tax from payments on the debt securities.

If Irish withholding tax were to apply, interest would be paid on the debt securities free of Irish withholding tax provided the debt securities are quoted on a recognised stock exchange (including NYSE) and:

(a) the person by or through whom the payment is made is not in Ireland; or

(b) the payment is made by or through a person in Ireland, and either:

(i) the debt securities are held in a clearing system recognised by the Irish Revenue Commissioners; DTC is so recognised, or

(ii) the person who is the beneficial owner of a debt security and who is beneficially entitled to the interest is not resident in Ireland and has made a declaration to a relevant person (such as an Irish paying agent) in the prescribed form.

So long as the debt securities continue to be quoted on the NYSE and are held in DTC interest on the debt securities can be paid by any paying agent acting on behalf of the Issuer without any withholding or deduction for or on account of Irish income tax.

Encashment Tax

In certain circumstances, Irish tax will be required to be withheld at the standard rate of income tax (currently 20 per cent.) from interest on a debt security, where such interest is collected or realised by a bank or encashment agent in Ireland on behalf of any holder of debt securities. Encashment tax does not apply where the holder of debt securities is not resident in Ireland and has made a declaration in the prescribed form to the encashment agent or bank.

Taxation of holders of debt securities

Notwithstanding that a holder of debt securities may receive interest on the debt securities free of withholding tax, the holder of debt securities may still be liable to pay Irish income tax with respect to such interest. Interest paid on the debt securities which does not have an Irish source is not within the charge to Irish income tax and levies, unless the beneficial owner is resident or ordinarily resident in Ireland or the debt securities are attributable to a trade or business carried on by the beneficial owner through a branch or agency in Ireland.

Interest will be subject to Irish income or corporation tax (as appropriate) at the relevant marginal rate where debt securities are beneficially owned by a person that is resident or ordinarily resident in Ireland or where the debt securities are attributable to a trade or business carried on by a person through a branch or agency in Ireland. Ireland operates a self-assessment system in respect of tax. For individuals, the standard rate of income tax is 20% and the higher rate is 42%. In addition, levies of 2% may also be imposed on individuals. Corporates are generally taxed at 25% in respect of interest income.

Capital Gains Tax

A holder of debt securities will not be subject to Irish tax on capital gains on a disposal of debt securities unless such holder is either resident or ordinarily resident in Ireland or carries on a trade or business in Ireland through a branch or agency in respect of which the debt securities were used or held.

Capital Acquisitions Tax

A gift or inheritance comprising of debt securities will be within the charge to capital acquisitions tax (which subject to available exemptions and reliefs, is currently levied at 20 per cent.) if either (i) the disponer or the donee/successor in relation to the gift or inheritance is resident or ordinarily resident in Ireland (or, in certain circumstances, if the disponer is domiciled in Ireland irrespective of his residence or that of the donee/successor) on the relevant date or (ii) if the debt securities are regarded as property situate in Ireland (i.e. if the debt securities are physically located in Ireland or if the register of the debt securities is maintained in Ireland).

Stamp Duty

On the basis that the debt securities are issued by us and do not relate to Irish land or mineral rights or to shares in CRH plc, no Irish stamp duty will arise on the issue, transfer or redemption of the debt securities.

EU Directive on the Taxation of Savings Income

The European Union has adopted a directive concerning the taxation of savings income. From 1 July 2005 and subject to certain conditions being met, each Member State will be required to provide to other Member States information on interest paid from that Member State to individuals resident in those other Member States. For a transitional period Belgium, Luxembourg and Austria will be allowed to apply a withholding tax instead of providing information in relation to such payments. Ireland has implemented the directive into its domestic law and paying agents located in Ireland are obliged to report to the Irish Revenue authorities details of payments made by them, including the identity and tax residence of the recipient and the amount of the payment.

Payments under the Guarantee

Under Irish domestic law, payments of interest by CRH plc under the guarantee may be liable to Irish tax. CRH plc will not be obliged to make any deduction or withholding for or on account of Irish tax from payments under the guarantee to beneficial owners that are resident for tax purposes in the United States (or in the case of a body corporate, incorporated in the United States and subject to US Federal income tax on its worldwide income), provided that CRH plc is satisfied with the tax status of the beneficial owner. Persons resident in the United States for tax purposes should be able to qualify for an exemption from Irish tax on guarantee payments provided they can benefit from the US/Ireland tax treaty and that the debt securities are not attributable to a permanent establishment of that person in Ireland.

PLAN OF DISTRIBUTION

We or CRH plc may sell the securities:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to one or more purchasers.

Underwriters

If we or CRH plc use underwriters in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we or CRH plc otherwise state in the prospectus supplement, various conditions to the underwriters’ obligation to purchase the securities apply, and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

If we or CRH plc use dealers in the sale, unless we or CRH plc otherwise indicate in the prospectus supplement, we or CRH plc will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents And Direct Sales

We or CRH plc may also sell securities, directly or through agents that we or CRH plc designate. The prospectus supplement names any agent involved in the offering and sale and states any commissions we or CRH plc will pay to that agent. Unless we or CRH plc indicate otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Institutional Investors

If we or CRH plc indicate in the prospectus supplement, we or CRH plc will authorize underwriters, dealers or agents to solicit offers by various institutional investors to purchase the securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate principal amount of the securities that they may sell. These include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that relates to:

•	the validity of the arrangements; or

•	the performance of the arrangements by us or the institutional investor.

Indemnification

Agreements that we or CRH plc enter into or will enter into with underwriters, dealers or agents may entitle them to be indemnified, in the case of the debt securities and guarantees, by us and CRH plc and, in the case of securities issued by CRH plc, by CRH plc against various civil liabilities. These may include liabilities under the Securities Act of 1933 and other U.S. securities laws. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Market Making

In the event that we or CRH plc do not list securities of any series on a U.S. national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

VALIDITY OF SECURITIES AND GUARANTEES

The validity of the debt securities issued by us and the guarantees, debt warrants, purchase contracts and units issued by CRH plc will be passed upon by Sullivan & Cromwell LLP, our and CRH plc’s U.S. counsel, as to certain matters of New York law, and by U.S. counsel for any underwriters, named in the applicable prospectus supplement, as to certain matters of New York law. Certain matters as to Irish law with respect to the securities and the guarantees will be passed upon by Arthur Cox, our and CRH plc’s Irish counsel. Sullivan & Cromwell LLP may rely upon Arthur Cox with respect to all matters of Irish law.

EXPERTS

The consolidated financial statements and schedule of CRH public limited company at December 31, 2005 and 2004, and for each of the two years in the period ended December 31, 2005, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

EXPENSES

The following is a statement of the expenses (all of which are estimated) to be incurred by us or CRH plc in connection with a distribution of an assumed amount of $1,000,000,000 of securities registered under this registration statement:

Securities and Exchange Commission registration fee	$107,000
Printing and engraving expenses	$25,000
Legal fees and expenses	$170,000
Accounting fees and expenses	$280,000
Indenture Trustee’s fees and expenses	$11,500
Rating Agencies’ fees	$550,000
Miscellaneous	$25,000

Total	$1,168,500